UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CON-WAY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

and

Proxy Statement

Annual Meeting of Shareholders

APRIL 17, 2007

CON-WAY INC.

CON-WAY INC.

2855 CAMPUS DRIVE, SUITE 300
TELEPHONE: 650/378-5200
SAN MATEO, CALIFORNIA 94403

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Tuesday, April 17, 2007
9:00 A.M., local time
Greenville Suite, Hotel du Pont, 11th and Market Streets, Wilmington, Delaware

FELLOW SHAREHOLDER:

The Annual Meeting of Shareholders of Con-way Inc. will be held at 9:00 A.M., local time, on Tuesday, April 17, 2007, to:

1.	Elect five Class I directors for a three-year term.

2.	Ratify the appointment of auditors.

3.	Transact any other business properly brought before the meeting.

Shareholders of record at the close of business on March 1, 2007, are entitled to notice of and to vote at the meeting.

Your vote is important. Whether or not you plan to attend, I urge you to SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED, in order that as many shares as possible will be represented at the meeting. If you attend the meeting and prefer to vote in person, you will be able to do so and your vote at the meeting will revoke any proxy you may submit.

Sincerely,

JENNIFER W. PILEGGI
Secretary

March 9, 2007

CON-WAY INC.
2855 CAMPUS DRIVE, SUITE 300
SAN MATEO, CALIFORNIA 94403
TELEPHONE: 650/378-5200

PROXY STATEMENT

March 9, 2007

The Annual Meeting of Shareholders of Con-way Inc. (the “Company”) will be held on Tuesday, April 17, 2007. Shareholders of record at the close of business on March 1, 2007 will be entitled to vote at the meeting. This proxy statement and accompanying proxy are first being sent to shareholders on or about March 9, 2007.

Board of Directors’ Recommendations

The Board of Directors of the Company is soliciting your proxy for use at the meeting and any adjournment or postponement of the meeting. The Board recommends a vote for the election of the nominees for directors described below and for ratification of the appointment of KPMG LLP as independent auditors.

Proxy Voting Procedures

To be effective, properly signed proxies must be returned to the Company prior to the meeting. The shares represented by your proxy will be voted in accordance with your instructions. However, if no instructions are given, your shares will be voted in accordance with the recommendations of the Board.

Voting Requirements

A majority of the votes attributable to all voting shares must be represented in person or by proxy at the meeting to establish a quorum for action at the meeting. Directors are elected by a plurality of the votes cast, and the five nominees who receive the greatest number of votes cast for election of directors at the meeting will be elected directors for a three-year term. The ratification of the appointment of auditors requires a favorable vote of the holders of a majority of the voting power represented at the meeting.

In the election of directors, broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote. With respect to the ratification of the appointment of auditors, abstentions from voting will have the same effect as voting against such matter and broker non-votes, if any, will be disregarded and have no effect on the outcome of such vote.

Voting Shares Outstanding

At the close of business on March 1, 2007, the record date for the Annual Meeting, there were outstanding and entitled to vote 46,063,229 shares of Common Stock and 594,411 shares of Series B Cumulative Convertible Preferred Stock (“Series B Preferred Stock”). Each share of Common Stock has the right to one non-cumulative vote and each share of Series B Preferred Stock has the right to 6.1 non-cumulative votes. Therefore, an aggregate of 49,689,136 votes are eligible to be cast at the meeting.

Proxy Voting Convenience

You are encouraged to exercise your right to vote by returning to the Company a properly executed WHITE proxy in the enclosed envelope, whether or not you plan to attend the meeting. This will ensure that your votes are cast.

You may revoke or change your proxy at any time prior to its use at the meeting. There are three ways you may do so: (1) give the Company a written direction to revoke your proxy; (2) submit a later dated proxy; or (3) attend the meeting and vote in person.

Attendance at the Meeting

All shareholders are invited to attend the meeting. Persons who are not shareholders may attend only if invited by the Board of Directors. If you are a shareholder but do not own shares in your name, you must bring proof of ownership (e.g., a current broker’s statement) in order to be admitted to the meeting.

ELECTION OF DIRECTORS

The Board of Directors Recommends a Vote “For” All Nominees.

The Board of Directors of the Company, pursuant to the Bylaws, has determined that the number of directors of the Company shall be fourteen. Unless you withhold authority to vote, your proxy will be voted for election of the nominees named below.

The following persons are the nominees of the Board of Directors for election as Class I directors to serve for a three-year term until the 2010 Annual Meeting of Shareholders and until their successors are duly elected and qualified:

John J. Anton
W. Keith Kennedy, Jr.
John C. Pope
Douglas W. Stotlar
Peter W. Stott

If a nominee becomes unable or unwilling to serve, proxy holders are authorized to vote for election of such person or persons as shall be designated by the Board of Directors; however, the Board of Directors knows of no reason why any nominee should be unable or unwilling to serve.

The Company has three classes of directors, each of which is elected for a three-year term. Class II directors will be elected in 2008 and Class III directors will be elected in 2009. All directors have previously been elected by the shareholders, except John J. Anton, who was appointed as a Class I director in March 2005, and Douglas W. Stotlar, who was appointed as a Class I director in April 2005. Mr. Anton was recommended to the Company’s Director Affairs Committee by non-management directors of the Company, and Mr. Stotlar is the Company’s President and Chief Executive Officer.

CLASS I DIRECTORS

JOHN J. (JACK) ANTON Director since 2005

Operating Director
Fox Paine and Company, LLC
a private equity management firm

Mr. Anton, age 64, is an operating director with Fox Paine and Company, LLC, a private equity management firm. From 2005 to 2006, he was a private investor in food, consumer products and specialty ingredient companies. From 2001 through 2004, he was a Senior Advisory Director with Fremont Partners, another private equity management firm, and was instrumental in the acquisition and successful divesture of Specialty Brands Inc. (SBI). Mr. Anton served on the Board of SBI. Prior to Fremont, Mr. Anton was Chairman, CEO and co-owner of Ghirardelli Chocolate Company. He led the acquisition of Ghirardelli in 1992 and was responsible for revitalizing the company’s brand, marketing programs and growth prior to transitioning Ghirardelli to its new ownership. Mr. Anton served from 1983 to 1990 as Chairman and co-owner of Carlin Foods Corporation, a food ingredient company serving the dairy, baking and food service industries; and from 1990 to 1992 as Chairman of Carlin Investment Corporation, which was created to invest in food and specialty chemical firms. Prior to forming Carlin Foods, he spent nearly twenty years in management and executive roles at Ralston Purina and Nabisco Brands Corporations. During a leave of absence from Ralston Purina, Mr. Anton served as a combat officer in Vietnam, earning a Bronze Star. Mr. Anton received a BS degree (chemistry) from the University of Notre Dame. Mr. Anton serves on the Board of Directors of Basic American Inc., the country’s largest potato dehydrator; on the Advisory Boards of Notre Dame’s College of Science and the University of San Francisco’s Business School, as a past Trustee of the Schools of the Sacred Heart, San Francisco; and as a past Trustee of the Allendale Association, a Chicago-based school for abused children. He also is a member of the World Presidents Organization. Mr. Anton is a member of the Audit and Finance Committees of the Board.

W. KEITH KENNEDY, JR. Director since 1996

Chairman of the Board
Con-way Inc.

Dr. Kennedy, age 63, was named Chairman of Con-way Inc. in January 2004. He served as Interim Chief Executive Officer from July 2004 to April 2005. From April 2002 to January 2004 he was the Vice Chairman of Con-way. In January 2000 he retired as President and Chief Executive Officer of Watkins-Johnson Company, a manufacturer of equipment and electronic products for the telecommunications and defense industries. He had held that position since January of 1988. He joined Watkins-Johnson in 1968 and was a Division Manager, Group Vice President, and Vice President of Planning Coordination and Shareowner Relations prior to becoming President. Dr. Kennedy is a graduate of Cornell University from which he holds BSEE, MS, and PhD degrees. He serves on both the Cornell University Council as well as Cornell’s College of Engineering Council. He is the past Chairman of Joint Venture: Silicon Valley Network, a non-profit regional organization. He previously held Board and/or officer positions with Boy Scouts of America (Pacific Skyline Council), California State Chamber of Commerce, and Silicon Valley Leadership Group. Dr. Kennedy is a senior member of the Institute of Electrical and Electronics Engineers.

JOHN C. POPE Director since 2003

Chairman
PFI Group, LLC
a financial management firm

Mr. Pope, age 58, is Chairman of PFI Group, LLC, a financial management firm that invests primarily in private equity opportunities, and is also Chairman of the Board of Waste Management, Inc., a NYSE-listed waste collection and disposal firm. From December 1995 to November 1999 Mr. Pope was Chairman of the Board of MotivePower Industries, Inc., a NYSE-listed manufacturer and remanufacturer of locomotives and locomotive components until it merged with Westinghouse Air Brake. Prior to joining MotivePower Industries, Mr. Pope spent six and one-half years with United Airlines and UAL Corporation in various roles, including President and Chief Operating Officer and a member of the Board of Directors. Mr. Pope also spent 11 years with American Airlines and its parent, AMR Corporation, serving as Senior Vice President of Finance, Chief Financial Officer and Treasurer. He was employed by General Motors Corporation prior to entering the airline industry. Mr. Pope is a member of the Board of Directors of Dollar Thrifty Automotive Group, Federal-Mogul Corporation, Kraft Foods, Inc., R.R. Donnelley & Sons Company and Waste Management, Inc. Mr. Pope holds a master’s degree in finance from the Harvard Graduate School of Business Administration and a bachelor’s degree in engineering and applied science from Yale University. Mr. Pope is the Chairman of the Audit Committee of the Board.

DOUGLAS W. STOTLAR Director since 2005

President and Chief Executive Officer
Con-way Inc.

Mr. Stotlar, age 46, is president and chief executive officer of Con-way Inc. As the company’s top executive, Mr. Stotlar is responsible for the overall management and performance of the company. He was named to his current position in April, 2005. Mr. Stotlar previously served as president and chief executive officer of Con-way Freight (formerly Con-Way Transportation Services), Con-way’s $2.8 billion regional trucking subsidiary. Before being named head of Con-Way Freight, Mr. Stotlar served as executive vice president and chief operating officer of that company, a position he had held since June 2002. From 1999 to 2002, he was executive vice president of operations for Con-Way Freight. Prior to joining Con-way Freight’s corporate office, Mr. Stotlar served as vice president and general manager of Con-Way NOW after drafting and executing the strategic business plan for the company in 1996. Mr. Stotlar joined the Con-way organization in 1985 as a freight operations supervisor for Con-Way Central Express (CCX), one of the company’s regional trucking subsidiaries. He subsequently advanced to management posts in Columbus, Ohio, and Fort Wayne, Indiana, where he was named northwest regional manager for CCX responsible for 12 service centers. A native of Newbury, Ohio, Mr. Stotlar earned his bachelor’s degree in transportation and logistics from The Ohio State University. He serves as vice president at large and is a member of the executive committee of the American Trucking Association. He serves on the board of directors for the American Transportation Research Institute (ATRI) and is a member of The Business Roundtable.

PETER W. STOTT                                                             Director since 2004

Vice Chairman and Principal
ScanlanKemperBard Companies
a real estate merchant banking company

President
Columbia Investments, Ltd.
an investment company

     Mr. Stott, age 62, has been the vice chairman and a principal of ScanlanKemperBard Companies, a real estate merchant banking company, since 2005, and president of Columbia Investments, Ltd., since 2004. He was formerly President and CEO of Crown Pacific from 1988 to 2004. Crown Pacific filed for bankruptcy in 2003. Prior to Crown Pacific, Mr. Stott founded Market Transport, Ltd. in 1969, now the largest ‘asset-based‘ transportation and logistics services company headquartered in Oregon. He is a member of the President’s Advisory Board for Athletics at Portland State University, a member of the Portland State University Building Our Future Campaign Cabinet, a member of the board of directors of the Portland State University Foundation, a trustee of the Oregon Chapter of the National Football Foundation Hall of Fame, the Chairman of the Founder’s Circle of SOLV, a founding board member of the Crater Lake Park National Trust, and a trustee of the Portland Art Museum. Mr. Stott is a member of the Director Affairs and Compensation Committees of the Board.

CLASS II DIRECTORS

MICHAEL J. MURRAY Director since 1997

Retired President, Global Corporate and Investment Banking
Bank of America Corporation
a financial institution

Mr. Murray, age 62, retired in July 2000 as president of Global Corporate and Investment Banking at Bank of America Corporation and as a member of the corporation’s Policy Committee. From March 1997 to the BankAmerica-Nations Bank merger in September 1998, Mr. Murray headed BankAmerica Corporation’s Global Wholesale Bank and was responsible for its business with large corporate, international, and government clients around the world. Mr. Murray was named a BankAmerica vice chairman and head of the U.S. and International Groups in September 1995. He had been responsible for BankAmerica’s U.S. Corporate Group since BankAmerica’s merger with Continental Bank Corporation in September 1994. Prior to the BankAmerica-Continental merger, Mr. Murray was vice chairman and head of Corporate Banking for Continental Bank, which he joined in 1969. Mr. Murray is a member of the Board of Directors of the eLoyalty Corporation in Lake Forest, Illinois. He is past Chairman of the United Way of the Bay Area. Mr. Murray is also on the Board of the California Academy of Sciences in San Francisco and is a member of the Advisory Council for the College of Business of the University of Notre Dame. Mr. Murray received his BBA from the University of Notre Dame in 1966 and his MBA from the University of Wisconsin in 1968. He is the Chairman of the Compensation Committee of the Board.

ROBERT D. ROGERS Director since 1990

Chairman of the Board
Texas Industries, Inc.
a producer of cement, aggregates and concrete

Mr. Rogers, age 70, joined Texas Industries, Inc. in 1963 as General Manager/European Operations. In 1964, he was named Vice President-Finance; in 1968, Vice President-Operations; and in 1970, he became President and Chief Executive Officer. He retired as President/CEO of Texas Industries in May 2004 and was elected Chairman of the Board in October 2004. Mr. Rogers is a graduate of Yale University and earned an MBA from the Harvard Graduate School of Business. He is a member of the Executive Board for Southern Methodist University Cox School of Business, serves on the Board of Adams Golf and is a member of the Board of Trustees of the National Recreation Foundation. Mr. Rogers served as Chairman of the Federal Reserve Bank of Dallas from 1984 to 1986 and was Chairman of the Greater Dallas Chamber of Commerce from 1986 to 1988. He is the Chairman of the Finance Committee of the Board.

WILLIAM J. SCHROEDER Director since 1996

Executive Chairman
Oxford Semiconductor, Inc.
a private semiconductor firm

Mr. Schroeder, age 62, has served as the Chairman of Oxford Semiconductor since July 2006 and Executive Chairman since February 2007. From October 2004 until June 2005, Mr. Schroeder served as the Executive Chair of Cornice, Inc. to assist that company through a CEO transition and search process. Prior to joining the Cornice Board, Mr. Schroeder served as President and CEO of Vormetric, Inc., an enterprise data storage security firm from 2002 through 2004. During 2000, Mr. Schroeder was President and CEO of CyberIQ Systems, Inc., an Internet traffic switch company. He was previously employed by Diamond Multimedia Systems, Inc. as President and CEO (1994-1999) and before that by Conner Peripherals, Inc., initially as President and Chief Operating Officer (1986-1989) and later as Vice Chairman (1989-1994). Earlier, Mr. Schroeder was the founder and CEO (1978-1986) of Priam Corporation. Mr. Schroeder also served in various management or technical positions at Memorex Corporation, McKinsey & Co., and Honeywell, Inc. and currently serves on the Board of Directors of Omneon Video Networks, Inc. and three private companies. Mr. Schroeder holds the MBA degree with High Distinction from the Harvard Business School and MSEE and BEE degrees from Marquette University. He is a member of the Audit and Finance Committees of the Board.

CHELSEA C. WHITE III Director since 2004

H. Milton and Carolyn J. Stewart School Chair
Schneider National Chair of Transportation and Logistics
School of Industrial and Systems Engineering
Georgia Institute of Technology
an institute of higher learning

Professor White, age 61, is the H. Milton and Carolyn J. Stewart School Chair for the School of Industrial and Systems Engineering, the Director of the Trucking Industry Program, and the Schneider National Chair of Transportation and Logistics at the Georgia Institute of Technology. He has served as editor-in-chief of several of the Transactions of the Institute of Electrical and Electronics Engineers (IEEE), was founding editor-in-chief of the IEEE Transactions on Intelligent Transportation Systems (ITS), and has served as the ITS Series book editor for Artech House Publishing Company. Professor White serves on the boards of directors of the ITS World Congress and the Bobby Dodd Institute and is a member of the executive committee for The Logistics Institute — Asia Pacific and of the Mobility Project Advisory Board for the Reason Foundation. He is the former chair of the ITS Michigan board of directors and a former member of the ITS America board of directors. His research interests include the impact of real-time information for improved supply chain productivity and risk mitigation, with special focus on international supply chains. Professor White is a member of the Compensation and Finance Committees of the Board.

CLASS III DIRECTORS

WILLIAM R. CORBIN Director since 2005

Retired Executive Vice President
Weyerhaeuser Company
a diversified forest products company

Mr. Corbin, age 66, joined Weyerhaeuser in 1992 as Executive Vice President, Wood Products. He retired from Weyerhaeuser in February 2006. His most recent assignment was to oversee Weyerhaeuser Industrial Wood Products and International Business Groups, including Weyerhaeuser Forest Products International, Weyerhaeuser Asia and Europe, Appearance Wood, Composites and BC Coastal Business Groups. From 1995 to 1999 he served as Executive Vice President, Timberlands and Distribution and from 1999 to 2004 again as Executive Vice President, Wood Products. Prior to joining Weyerhaeuser, Mr. Corbin held senior positions at Crown Zellerbach Corporation, International Paper Company and other firms during a 35-year career in wood products manufacturing and timberlands management. Mr. Corbin received his BS degree (forest products) from the University of Washington in 1964. He received a master of forestry degree emphasizing industrial administration from Yale University in 1965. He serves on various boards including University of Washington’s College of Fisheries and Oceanography and the University of Washington Foundation. Mr. Corbin is a member of the Compensation and Director Affairs Committees of the Board.

MARGARET G. GILL Director since 1995

Former Senior Vice President-Legal, External Affairs and Secretary
AirTouch Communications
a wireless communications company

Mrs. Gill, age 67, served as Senior Vice President-Legal, External Affairs and Secretary of AirTouch Communications from January 1994 until July 1999, when AirTouch was acquired by Vodafone PLC. Prior to joining AirTouch she was, for 20 years, a partner in the law firm of Pillsbury, Madison & Sutro (now Pillsbury Winthrop) in San Francisco. From 1983 to 1993, she served as practice group manager and senior partner for the firm’s corporate securities group. Mrs. Gill earned her law degree in 1965 from Boalt Hall Law School, University of California at Berkeley, and holds a Bachelor of Arts degree from Wellesley College. Mrs. Gill manages the Stephen and Margaret Gill Family Foundation, of which she is Board Chair and President. She is also President of the Board of Directors of the Episcopal Diocese of California, and a Trustee and Executive Committee member of the San Francisco Ballet. Mrs. Gill is a member of the Audit and Director Affairs Committees of the Board.

ROBERT JAUNICH II Director since 1992

Managing Partner
Calera Capital
a private investment corporation

Mr. Jaunich, age 67, is Managing Partner of Calera Capital, formerly Fremont Partners, which manages $1.8 billion targeted to make and oversee majority equity investments in operating companies representing a broad spectrum of industries. Calera Capital was spun out from Fremont Group, a private investment corporation that manages assets of $4.0 billion, which Mr. Jaunich joined in 1991 and where he served as a member of the Board of Directors. Mr. Jaunich serves as Chairman of Software Architects Inc. and Nellson Nutraceutical Inc. He is trustee of the non-profit National Recreation Foundation and serves on the President’s Advisory Council of Boys and Girls Clubs of the Peninsula as well as the Board of the Palo Alto Medical Foundation (PAMF). He is a life member of the World Presidents’ Organization and was a member of Young Presidents’ Organization (1980-1990). Mr. Jaunich received a BA from Wesleyan University, Middletown, Connecticut and an MBA from Wharton Graduate School, University of Pennsylvania. He is Chairman of the Director Affairs Committee of the Board.

ADMIRAL HENRY H. MAUZ, JR. Director since 2005

U.S. Navy (Retired)
Pebble Beach, California

Admiral Mauz, age 70, retired from active duty in 1994 after 35 years in the Navy, the last two-and-a-half of which were spent as Commander-in-Chief of the U.S. Atlantic Fleet, Norfolk, Virginia. As the Fleet’s top officer, Admiral Mauz oversaw an operating budget of $4.7 billion and an organization of 150,000 sailors, marines and civilians serving on 27 bases, 230 ships and 2,000 aircraft, representing over half of the Navy’s force structure. Admiral Mauz served between 1990 and 1992 as Deputy Chief of Naval Operations for Program Planning, where he was responsible for development of the Navy’s $75 billion budget and related strategic planning. Admiral Mauz graduated from the U.S. Naval Academy, Annapolis, Maryland, in 1959. He holds a postgraduate degree in electrical engineering from the Naval Postgraduate School and a master’s degree in business administration from Auburn University. Admiral Mauz also attended the Naval War College and the Air Force Command and Staff College. He serves on the Board of Directors of Texas Industries, Inc., a cement, concrete and aggregates company. He serves on the Northrop Grumman Ship Systems Advisory Board. He served as President of the Naval Postgraduate School Foundation from 1997 to 2006. Admiral Mauz is a member of the Compensation and Finance Committees of the Board.

ROBERT P. WAYMAN Director since 1994

Retired Executive VP and Chief Financial Officer
Hewlett-Packard Company

Mr. Wayman, age 61, served as Chief Financial Officer of Hewlett-Packard from 1984 to 2006. He joined Hewlett-Packard in 1969 after receiving a Bachelors of Science Degree in Engineering in 1967 and an MBA in 1969 from Northwestern University. He served in a variety of accounting and financial management roles within Hewlett-Packard until being named Corporate Controller and Chief Financial Officer in 1984. He served as CEO on a transitional basis in early 2005. He was a Director of Hewlett-Packard from 1993 to 2002 and again from 2005 until March of 2007. He is also a Director of Sybase, Inc. Mr. Wayman is a member of the Audit and Director Affairs Committees of the Board.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock and Series B Preferred Stock, as of February 1, 2007, by the directors, the executive officers identified in the Summary Compensation Table below and by the directors and executive officers as a group.

Amount and
	Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership(1)	Class

John J. Anton	2,961 Common
	0 Series B Preferred	*
Robert L. Bianco (2)	31,529 Common
	172 Series B Preferred	*
William R. Corbin	5,292 Common
	0 Series B Preferred	*
Margaret G. Gill	26,504 Common
	0 Series B Preferred	*
Robert Jaunich II	39,259 Common
	0 Series B Preferred	*
W. Keith Kennedy, Jr.	63,514 Common
	0 Series B Preferred	*
John G. Labrie (3)	38,020 Common
	119 Series B Preferred	*
Henry H. Mauz, Jr.	5,265 Common
	0 Series B Preferred	*
David S. McClimon (4)	51,948 Common
	284 Series B Preferred	*
Michael J. Murray	34,832 Common
	0 Series B Preferred	*
John C. Pope	17,291 Common
	0 Series B Preferred	*
Robert D. Rogers	37,880 Common
	0 Series B Preferred	*
Kevin C. Schick (5)	47,511 Common
	290 Series B Preferred	*
William J. Schroeder	26,713 Common
	0 Series B Preferred	*
Douglas W. Stotlar (6)	177,868 Common
	258 Series B Preferred	*
Peter W. Stott	10,021 Common
	0 Series B Preferred	*
Robert P. Wayman	24,581 Common	*
0 Series B Preferred
Chelsea C. White III	5,251 Common
	0 Series B Preferred	*
All directors and executive officers as a group (22 persons)(7)	718,034 Common	1.2%
1,507 Series B Preferred

*	Less than one percent of the Company’s outstanding shares of Common Stock.

(1)	Represents shares as to which the individual has sole voting and investment power (or shares such power with his or her spouse). None of these shares has been pledged as security. The shares shown for non-employee directors include the following number of shares of restricted stock and number of shares which the non-employee director has the right to acquire within 60 days of February 1, 2007 because of vested stock options: Mr. Anton, 1,974 and 0; Mr. Corbin, 4,772 and 0; Mrs. Gill, 6,288 and 15,943; Mr. Jaunich, 6,288 and 17,479; Dr. Kennedy, 19,777 and 31,000;

Admiral Mauz, 4,772 and 0; Mr. Murray, 4,477 and 16,697; Mr. Pope, 3,866 and 10,438; Mr. Rogers, 4,477 and 20,424; Mr. Schroeder, 4,477 and 9,332; Mr. Stott, 2,784 and 6,250; Mr. Wayman, 6,288 and 15,301; and Dr. White 3,771 and 0. The restricted stock and stock options were awarded under and are governed by the Amended and Restated Equity Incentive Plan for Non-Employee Directors and the 2003 Equity Incentive Plan for Non-Employee Directors. The restricted shares shown for Dr. Kennedy include (i) 12,000 shares of restricted stock which were awarded under and are governed by the terms of the Con-way Inc. 1997 Equity and Incentive Plan, and (ii) 7,777 shares of restricted stock which were awarded under and are governed by the 2003 Equity Incentive Plan for Non-Employee Directors or the Amended and Restated Equity Incentive Plan for Non-Employee Directors.

(2)	The shares shown include 23,983 shares which Mr. Bianco has the right to acquire within 60 days of February 1, 2007 because of vested stock options.

(3)	The shares shown include 27,200 shares which Mr. Labrie has the right to acquire within 60 days of February 1, 2007 because of vested stock options. In addition to the holdings described in the above table, Mr. Labrie holds 2,917.004 phantom stock units under the Company’s Deferred Compensation Plan for Executives.

(4)	The shares shown include 43,356 shares which Mr. McClimon has the right to acquire within 60 days of February 1, 2007 because of vested stock options.

(5)	The shares shown include 43,464 shares which Mr. Schick has the right to acquire within 60 days of February 1, 2007 because of vested stock options.

(6)	The shares shown include 124,180 shares which Mr. Stotlar has the right to acquire within 60 days of February 1, 2007 because of vested stock options. In addition to the holdings described in the above table, Mr. Stotlar holds 13,396.923 phantom stock units under the Company’s Deferred Compensation Plan for Executives.

(7)	The shares shown include 471,977 shares which all directors and executive officers as a group have the right to acquire within 60 days of February 1, 2007 because of vested stock options.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CERTAIN
BOARD COMMITTEES; CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each incumbent director, other than Douglas W. Stotlar, is an independent director under the New York Stock Exchange listing standards. In making this determination as to Robert P. Wayman, the Board considered all of the relevant facts and circumstances relating to services provided by the Company and its subsidiaries to Hewlett-Packard Company, of which Mr. Wayman served as Executive Vice President and Chief Financial Officer until his retirement in December 2006. The bulk of these services constitute supply chain management services provided by the Company’s Menlo Logistics subsidiary under various contracts with Hewlett Packard. Payments received by the Company from Hewlett Packard for services provided in each of the last three fiscal years constituted less than 0.25% of Hewlett Packard’s consolidated gross revenues for those fiscal years. The Board concluded that such services do not constitute a material relationship between Mr. Wayman and the Company.

Board Meetings; Executive Sessions of Non-Management Directors

During 2006, the Board of Directors held seven meetings. Each incumbent director attended at least 75% of all meetings of the Board and the committees of the Board on which he or she served.

Non-management members of the Board of Directors meet in executive session on a regularly scheduled basis. Neither the Chief Executive Officer nor any other member of management attends such meetings of non-management directors. The Chairman of the Board of Directors of the Company, W. Keith Kennedy, Jr., has been chosen as the “Lead Non-Management Director” to preside at such executive sessions. For information regarding how to communicate with the Lead Non-Management Director and other members of the Company’s Board of Directors, see “Communications with Directors” on page 18.

Standing Committees

The Board of Directors currently has the following standing committees: Audit Committee, Compensation Committee, Director Affairs Committee and Finance Committee, the members of which are shown in the table below. Each of the Audit, Compensation and Directors Affairs Committees is governed by a charter, current copies of which are available on the Company’s corporate website at www.con-way.com under the headings “Investor Relations/Corporate Governance.” Copies of the charters are also available in print to shareholders upon request, addressed to the Corporate Secretary at 2855 Campus Drive, Suite 300, San Mateo, California 94403.

Director	Audit		Compensation		Director Affairs		Finance

John J. Anton	X						X
William R. Corbin			X		X
Margaret G. Gill	X				X
Robert Jaunich II					X	*
W. Keith Kennedy, Jr.
Henry H. Mauz, Jr.			X				X
Michael J. Murray			X	*
John C. Pope	X	*
Robert D. Rogers							X	*

Director	Audit	Compensation	Director Affairs	Finance

William J. Schroeder	X			X
Douglas W. Stotlar
Peter W. Stott		X	X
Robert P. Wayman	X		X
Chelsea C. White III		X		X

X	= current member

*	= chair

Descriptions of the Audit, Compensation and Director Affairs Committees follow:

Audit Committee: Under its charter, the Audit Committee assists the Board in its oversight of matters involving the accounting, auditing, financial reporting, and internal control functions of the Company. The Committee receives reports on the work of the Company’s outside auditors and internal auditors, and reviews with them the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures. Pursuant to Board policy, the Company’s Chief Executive Officer, Chief Financial Officer, Controller and General Counsel are required to promptly notify the Chair of the Audit Committee upon receiving complaints regarding accounting, internal control and auditing matters involving the Company.

Each Committee member has been determined to be an independent director under the New York Stock Exchange listing standards. The Board has determined that each of Mr. Pope and Mr. Wayman qualifies as an “audit committee financial expert” as such term is defined in rules adopted by the Securities and Exchange Commission. The Board has also determined that Mr. Pope’s service on the audit committees of more than three public companies does not impair his ability to effectively serve on the Company’s Audit Committee. The Committee met twelve times during 2006.

Compensation Committee: The Compensation Committee’s authority is established in its charter. The Compensation Committee approves the annual base salaries paid to the Chief Executive Officer, the Company’s other policy-making officers and certain other corporate officers. The Company’s Chief Executive Officer approves the annual base salaries for the Company’s other executives. The Compensation Committee also approves, for all executives, the short-term and long-term incentive compensation award opportunities and performance goals applicable to these awards, and annual grants of stock options to all executives made under the Company’s equity and incentive plan. In determining the compensation paid to the Chief Executive Officer, it is the practice of the Compensation Committee to consult with and obtain the concurrence of the other independent members of the Board of Directors. Management has no role in recommending or setting compensation for the Chief Executive Officer. The Committee also reviews the retirement and benefit plans of the Company and its domestic subsidiaries for non-contractual employees.

Each Committee member has been determined to be an independent director under the New York Stock Exchange listing standards. The Committee met five times during 2006.

The Compensation Committee engages an independent compensation consultant to assist the Committee in its annual review and approval of executive compensation. In 2006, Mercer Human Resource Consulting was engaged directly by the Compensation Committee to serve as executive compensation consultant. However, because Mercer also provides other services to the Company, for 2007 the Compensation Committee retained Hewitt Associates as its executive compensation consultant. Hewitt does not provide services to the Company, other than executive compensation consulting services to the Compensation Committee and director compensation consulting services to the Director Affairs Committee.

Each year the Chief Executive Officer presents to the Compensation Committee for consideration his recommendations with respect to the compensation of Company executives (other than himself). These recommendations include:

•	annual base salaries of the Company’s policy-making officers and certain other corporate officers;

•	annual stock option grants to all executives;

•	the performance goals applicable to short-term and long-term incentive compensation awards;

•	the particular levels of performance at which executives receive threshold, target and maximum payouts on annual performance bonus and long-term incentive awards; and

•	the amounts to be paid under these awards at various performance levels.

In developing his recommendations, the Chief Executive Officer takes into account the report prepared for the Compensation Committee by the independent compensation consultant. The Chief Executive Officer develops compensation recommendations for officers reporting directly to him after consultation with others as he deems appropriate. Recommendations for compensation paid to more junior executives are typically developed by the executive to whom the junior executive reports and are subject to review and adjustment by the Chief Executive Officer.

The independent compensation consultant is available for consultation with the Committee (without executive officers present) prior to and at the Committee meeting at which executive compensation is approved. The Compensation Committee also meets with the Chief Executive Officer (without other executive officers present) to discuss his executive compensation recommendations. The Committee then meets in an executive session without management and exercises its independent judgment in deciding whether to accept or revise the Chief Executive Officer’s recommendations.

The Committee charter provides that the Compensation Committee may delegate its duties and responsibilities to one or more agents (which may include officers or employees of the Company or third party agents), to the extent permitted under applicable law and New York Stock Exchange rules. However, the Compensation Committee has exercised its authority to delegate only in limited circumstances, as described below.

The Compensation Committee has delegated to the Employee Recognition Committee, a committee made up of the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel, the authority to grant stock options and other long-term incentive awards and to award discretionary cash bonuses, subject to certain conditions and limitations. The Employee Recognition Committee has no authority to grant stock options and other long-term incentive awards or to award discretionary cash bonuses to the Chief Executive Officer, to any officer who reports directly to the Chief Executive Officer, or to any other policy-making executive officer. However, other officers and employees of the Company are eligible to receive stock option grants and/or discretionary bonus awards from the Employee Recognition Committee. Only officers who are hired or promoted during the year are entitled to receive other long-term incentive awards. These awards are permitted only for the cycle that begins in the year that the officers are hired or promoted, must be made within three months after the beginning of the award cycle, and are intended to provide these officers with the same long-term incentive awards that they would have received had they been in their current positions at the beginning of the award cycle (subject to pro rata adjustment based on the portion of the cycle in which they are employed).

The aggregate amount of all discretionary cash bonuses awarded in any fiscal year by the Employee Recognition Committee to eligible officers of the Company and by management to non-executive employees cannot exceed $3 million. The aggregate amount of discretionary cash bonuses that the Employee Recognition Committee awards to any eligible officer in any fiscal year cannot exceed an amount equal to the sum of the officer’s base annual salary and target annual performance bonus. The aggregate number of stock options granted by the Employee Recognition Committee in any fiscal year cannot exceed 100,000 and the number of stock options that can be granted to any eligible officer or other employee in any single grant in a fiscal year cannot exceed 20,000. The Employee Recognition Committee provides annual reports to the Compensation Committee, identifying awards made.

In addition, the Compensation Committee charter identifies the Compensation Committee as the Committee with the responsibility to administer the 2006 Equity and Incentive Plan and the short-term and long-term incentive compensation awards made under the Plan. The Committee has delegated to management the authority to administer the plans on a day-to-day basis. However, the Committee retains sole authority to make awards, establish award terms (including performance goals) and determine whether or not modifications to performance goals are to be made.

The Compensation Committee has also delegated to the Employee Benefits Review Committee, a committee made up of Company employees and chaired by the Company’s Vice President — Human Resources, the authority to approve amendments to the Company’s tax-qualified and other non-executive benefit plans which are required to comply with applicable law or which are ministerial or clarifying in nature.

Director Affairs Committee: The functions of the Director Affairs Committee, which are set forth in the Committee’s charter, include the following:

•	identifying and recommending to the Board individuals qualified to serve as directors of the Company;

•	recommending to the Board directors to serve on committees of the Board;

•	advising the Board with respect to matters of Board composition and procedures;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally;

•	overseeing the Company’s policies and procedures with respect to related person transactions;

•	overseeing the annual evaluation of the Board and the Company’s management; and

•	periodically reviewing and recommending to the Board the appropriate forms and levels of compensation for Board and Committee service by non-employee members of the Board (including the Chairman of the Board, if he or she is not an employee of the Company).

Each Committee member has been determined to be an independent director under the New York Stock Exchange listing standards. The Director Affairs Committee met three times during 2006.

Not less often than every three years, the Director Affairs Committee engages an independent compensation consultant to review the Company’s director compensation. Typically, the Committee engages the same consultant that the Compensation Committee engages to provide advice regarding executive compensation. The Committee instructs the consultant to include in its review prevalent director compensation practices, including compensation in cash, stock and options. In 2006, the Committee retained Hewitt Associates and based on Hewitt’s advice modified director compensation. The Committee does not delegate any of its duties regarding director compensation, and executive officers of the Company have no role in determining or recommending the amount or form of director compensation.

The Director Affairs Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Director Affairs Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Director Affairs Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	the name of the shareholder and evidence of the person’s ownership of Company stock; and

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Director Affairs Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 2855 Campus Drive, Suite 300, San Mateo, California 94403. The Director Affairs Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of shareholders, the recommendation must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

The Director Affairs Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have a reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Director Affairs Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Director Affairs Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Director Affairs Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who would be good candidates for service on the Board. The Director Affairs Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Director Affairs Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Director Affairs Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Director Affairs Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Policies and Procedures Regarding Related Person Transactions

The Company has written policies and procedures for the review, approval or ratification of related person transactions. A transaction is subject to the policies and procedures if the transaction involves in excess of $120,000, the Company is a participant in the transaction and any executive officer, director or 5% shareholder, or any of their immediate family members, has a direct or indirect interest in the transaction. The Director Affairs Committee of the Board of Directors is responsible for applying these policies and procedures. It is the Company’s policy to enter into or ratify related person transactions only when the Director Affairs Committee determines that the transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to related persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

Since January 1, 2006, the Company was not a participant in any transaction involving more than $120,000 in which a related person had a direct or indirect material interest, nor is any such transaction currently proposed.

Communications with Directors

Any shareholder or other interested party desiring to communicate with any director (including the Lead Non-Management Director and the other non-management directors) regarding the Company may directly contact any director or group of directors by submitting such communications in writing to the director or directors in care of the Corporate Secretary, 2855 Campus Drive, Suite 300, San Mateo, California 94403.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group to which the envelope is addressed.

Policy Regarding Director Attendance at Annual Meetings of Shareholders

The Company’s policy regarding director attendance at the Annual Meeting of Shareholders is for the Chairman of the Board of Directors and the Chief Executive Officer (if different from the Chairman) to attend in person, and for other directors to attend in person or electronically. The Chairman of the Board and the Company’s Chief Executive Officer attended the Company’s 2006 Annual Meeting of Shareholders in person and eleven of the twelve other Directors attended telephonically.

Authority to Retain Advisors

The Board of Directors and each Committee of the Board is authorized, as it determines necessary to carry out its duties, to engage independent counsel and other advisors. The Company compensates any independent counsel or other advisor retained by the Board or any Committee.

Code of Ethics; Corporate Governance Guidelines

The Board of Directors has adopted a Code of Ethics for Chief Executive and Senior Financial Officers, including the Chief Financial Officer and Controller. The Board of Directors has also adopted a Directors’ Code of Business Conduct and Ethics applicable to all directors, a Code of Business Conduct applicable to all officers and employees, and Corporate Governance Guidelines. Current copies of each of these documents are available on the Company’s corporate website at www.con-way.com under the headings “Investor Relations/Corporate Governance.” Copies are also available in print to shareholders upon request, addressed to the Corporate Secretary at 2855 Campus Drive, Suite 300, San Mateo, California 94403. The Company intends to satisfy any disclosure requirements regarding an amendment to, or waiver from, the Code of Ethics by posting such information on the Company’s website at www.con-way.com.

2006 DIRECTOR COMPENSATION

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

John J. Anton	75,000	43,290	—	—	—	6,295	124,585
William R. Corbin	70,035	66,287	—	—	—	6,987	143,309
Margaret G. Gill	75,035	78,811	—	—	—	2,742	156,588
Robert Jaunich II	78,035	78,811	—	—	—	7,742	164,588
W. Keith Kennedy, Jr.	270,046	244,534	—	—	2,761	14,540	531,881
Henry H. Mauz, Jr.	70,035	66,287	—	—	—	6,987	143,309
Michael J. Murray	78,000	77,451	—	—	—	2,495	157,946
John C. Pope	81,667	55,810	—	—	—	7,052	144,529
Robert D. Rogers	78,000	77,451	—	—	15,665	2,495	173,611
William J. Schroeder	75,000	77,451	—	—	—	2,495	154,946
Peter W. Stott	70,000	48,282	—	—	—	6,619	124,901
Robert P. Wayman	81,285	78,811	—	—	—	7,742	167,838
Chelsea C. White III	70,000	69,920	—	—	—	2,063	141,983

(1)	Each non-employee director received a cash retainer of $70,000 in 2006. For his service as Chairman of the Board, Dr. Kennedy received an additional cash retainer of $200,000. Messrs. Jaunich, Murray, and Rogers received $8,000 each for serving as Chairs of the Director Affairs, Compensation, and Finance Committees, respectively. Mr. Wayman received $11,250 for serving as Chair of the Audit Committee for part of 2006 and for serving as a member of the Audit Committee for the balance of the year. Mr. Pope, who succeeded Mr. Wayman as Chair, received $11,667 for serving as Chair for part of 2006 and for serving as an Audit Committee member prior to becoming Chair. Mrs. Gill and Messrs. Anton and Schroeder received additional cash retainers of $5,000 for serving on the Audit Committee.

Amounts shown in this column include, for Mrs. Gill, Admiral Mauz, and Messrs. Corbin, Jaunich and Wayman, a cash payment of $35, and for Dr. Kennedy, a cash payment of $46 for partial shares of restricted stock granted during 2006.

Mr. Stotlar is not included in the table because he does not receive compensation in his capacity as a member of the Board of Directors. His compensation as President and Chief Executive Officer is included in the Summary Compensation Table on page 40.

(2)	Amounts shown in this column reflect the 2006 compensation expense of restricted stock for financial reporting purposes under FAS 123R for all outstanding stock awards made to non-employee directors. The FAS 123R value as of the grant date is spread over the number of months of service required for the grant to become non-forfeitable. As of December 31, 2006, non-employee directors held the following number of shares of restricted stock: Mr. Anton, 1,974; Mr. Corbin, 4,772; Mrs. Gill, 6,660; Mr. Jaunich, 6,660; Dr. Kennedy, 20,149; Admiral Mauz, 4,772; Mr. Murray, 4,849; Mr. Pope, 3,866; Mr. Rogers, 4,849; Mr. Schroeder, 4,849; Mr. Stott, 2,784; Mr. Wayman, 6,660; and Dr. White, 3,771. Dr. Kennedy’s restricted stock balance includes 12,000 shares awarded to him in September 2004 during his tenure as interim Chief Executive Officer.

(3)	No option awards were granted to non-employee directors in 2006, and all outstanding stock options have been fully expensed. As of December 31, 2006, non-employee directors held the following number of stock options: Mrs. Gill, 15,943; Mr. Jaunich, 17,479; Dr. Kennedy, 31,000; Mr. Murray, 16,697; Mr. Pope, 10,438; Mr. Rogers, 20,424; Mr. Schroeder, 9,332; Mr. Stott, 6,250; and Mr. Wayman, 15,301. Dr. Kennedy’s total stock option balance includes 26,000 options awarded to him in March 2004 during his tenure as interim Chief Executive Officer.

(4)	The Company does not maintain any non-equity incentive compensation plans for non-employee directors.

(5)	Amounts shown in this column reflect above-market interest on deferred compensation account balances. (See discussion below.) The Company does not maintain any pension or other retirement plan for non-employee directors.

(6)	Includes $5,700 ($407 per director) for the annual insurance premium paid for all directors; contributions of $5,000 each made to accredited colleges or universities on behalf of Admiral Mauz, Dr. Kennedy, and Messrs. Anton, Corbin, Jaunich, Pope, Stott and Wayman under the Company’s education matching gifts program; and dividends paid on unvested restricted stock, as follows: Mr. Anton, $888; Mr. Corbin, $1,580; Mrs. Gill, $2,335; Mr. Jaunich, $2,335; Dr. Kennedy, $9,134; Admiral Mauz, $1,580; Mr. Murray, $2,088; Mr. Pope, $1,645; Mr. Rogers, $2,088; Mr. Schroeder, $2,088; Mr. Stott, $1,212; Mr. Wayman, $2,335; and Dr. White, $1,656.

Each non-employee member of the Board of Directors receives an annual cash retainer of $70,000. The Chairman of the Board of Directors receives an additional annual cash retainer in recognition of his increased responsibilities and time commitment as Chair. In January 2006, the Board of Directors established an additional annualized retainer of $200,000 as compensation for Dr. Kennedy’s service as Chairman of the Board in 2006. In addition to the annual cash retainers, the chair of the Company’s Audit Committee also receives an annual chair cash retainer of $15,000, and the chairs of the Compensation, Director Affairs and Finance Committees each receive an annual chair cash retainer of $8,000. Each member of the Audit Committee, other than the chair, also receives a committee retainer of $5,000. Each of the retainers described above are payable quarterly in advance. Directors do not receive any fees for attending Board or Committee meetings.

Directors may elect to defer payment of their fees under the Company’s deferred compensation plans for directors. Payment of any deferred compensation account balances will be paid in a lump sum or in installments beginning no later than the year following the director’s final year on the Board. In 2006 (as in previous years), interest was credited quarterly to amounts deferred at the Bank of America prime rate and, as a result, in 2006, Dr. Kennedy and Mr. Rogers earned $2,761 and $15,665, respectively, in interest on their deferred account balances above 120% of the applicable federal rate. Recently, the Company’s deferred compensation plans for directors were amended to provide that balances on amounts deferred in 2007 and subsequent years will not be credited with a fixed rate of interest but instead will fluctuate based on the value on one of more funds selected by the director from a list of available funds. In addition, directors may elect to have some or all of their pre-2007 account balances treated in the same manner as post-2006 deferrals. Directors may also elect to convert some or all of their deferred compensation account balances into phantom stock units that track the performance of the Company’s common stock.

In 2005, director compensation was revised to provide that each director also receives grants of restricted stock having a specified notional value for each year of the director’s three-year term. The notional value was set at $65,000 per year during 2005 and 2006. In December 2006, the Board of Directors approved an increase in the notional value to $85,000 per year, effective with grants to be made in April 2007.

Except during a transition period, each director receives a grant of restricted stock in the year that the director is elected or re-elected to the Board and does not receive a restricted stock grant under this program in the subsequent two years. The value at the time of grant is equal to three times the specified annual notional value, so that directors elected or re-elected to the Board in April 2007 will receive grants with a value at the time of grant of $255,000 (three times $85,000). Each such grant of restricted stock is made in April (following election or re-election to the Board) and vests one-third per year, commencing on the anniversary date of the grant, or earlier upon the occurrence of certain events such as death, disability, retirement or a change in control. In April 2006, Dr. Kennedy received a transition grant of restricted stock having a value at the time of grant of $65,000.

Directors are also provided with certain insurance coverages and, in addition, are reimbursed for travel expenses incurred for attending Board and Committee meetings. The Company also maintains an Education Matching Gifts Program, pursuant to which the Company will match donations made to an accredited college or university by executives, certain other employees or members of the Company’s Board of Directors. The matching contributions made by the Company in any year on behalf of any executive, employee or Board member are limited to $5,000.

COMPENSATION OF EXECUTIVE OFFICERS

I. COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the Company’s executive compensation objectives, policies and practices as in effect for the 2006 fiscal year.

In 2005, the Company began moving from its historic holding company approach to an operating company approach. The Company is now in the early stages of a systematic review of its compensation objectives, policies and practices, in part to ensure that they are properly aligned with the objectives of the new operating company approach. Changes to the Company’s executive compensation programs that result from this review will not be reflected in executive compensation before 2008.

Objectives

The objectives of the Company’s executive compensation programs are to: (a) align the Company’s rewards strategy with its business objectives to provide increased shareholder value; (b) support a strong performance culture; and (c) attract, retain and motivate highly talented executives.

A. Aligning Reward Strategies with Business Objectives to Provide Increased Shareholder Value; Supporting a Culture of Strong Performance.  The Company’s executive compensation programs are designed to reward performance that carries out the Company’s strategies and meets its business goals. In doing so, the Company ties a significant portion of an executive’s compensation to achievement of the Company’s business objectives, putting compensation “at risk” and providing a strong incentive for its executives to produce superior results. By aligning reward strategies with its business objectives in this manner, the Company believes that it encourages executive behavior that will provide increased shareholder value.

In 2006, at target levels of performance, the “at risk” compensation (that is, the short-term and long-term incentive compensation) was approximately 5 times annual base salary for the Chief Executive Officer, approximately 3 times annual base salary for the Chief Financial Officer and the President of Con-way Freight, and approximately 1.85 times annual base salary for the other executives listed in the Summary Compensation Table on page 40 (the “Named Executives”). Of those amounts, short-term incentive compensation was targeted at 1 times annual base salary for the Chief Executive Officer, 0.75 times base salary for the Chief Financial Officer and the President of Con-way Freight and 0.6 times base salary for the other Named Executives, and long-term incentive compensation was targeted at 4 times annual base salary for the Chief Executive Officer, 2.25 times base salary for the Chief Financial Officer and the President of Con-way Freight and 1.25 times base salary for the other Named Executives. These ratios were selected so as to target pay at the levels described below under “Compensation Relative to Peers.”

As discussed in greater detail below, in 2006 “at risk” compensation consisted of:

•	short-term incentive compensation tied to the achievement of performance goals that were primarily based on the short-term objectives of the business unit that employs the executive. For executives employed by the parent Company, performance goals were tied to the short-term objectives of the Company as a whole and historically have been based on income of the Company before taxes, incentive compensation and certain other adjustments to income.

•	long-term incentive compensation that was tied to a combination of earnings, return on capital employed and performance of the Company’s common stock.

As discussed under “Long-Term Incentive Compensation” on page 26, in 2007 the Company introduced a new form of long-term incentive award tied to revenue growth with a profitability modifier, to encourage profitable growth of the Company.

In designing its incentive compensation programs, the Company seeks to establish an appropriate balance between short-term and long-term incentives so that executives are properly motivated to consider both the Company’s short-term and long-term objectives when making business decisions. In 2006, at target performance levels, long-term incentive compensation was approximately 4 times short-term incentive compensation for the Chief Executive Officer, approximately 3 times short-term incentive compensation for the Chief Financial Officer and the President of Con-way Freight, and approximately 2 times short-term incentive compensation for the other Named Executives. Overall this balance of compensation, including a higher weighting of long-term compensation for the CEO, is consistent with compensation of peer group companies, as discussed below.

B. Attracting, Retaining and Motivating Highly Talented Executives.  The Company’s ability to attract, retain and motivate highly talented executives depends on providing compensation that is competitive with compensation paid to executives at companies that are likely to try to recruit the Company’s executives and with compensation paid to executives whom the Company may seek to hire. Historically, the Company has viewed its Chief Executive Officer, Chief Financial Officer and the President of its Con-way Freight subsidiary as being more likely to be recruited by other companies within the transportation industry than by companies in general industry. Similarly, the Company has been more likely to consider executives at transportation companies if the Company was trying to fill any of these senior executive positions. As a result, the Company has been comparing the annual base salary, short-term incentive compensation and long-term incentive compensation of these officers to the same elements of compensation paid to their counterparts by the companies that comprise the Dow Jones Transportation Average (“DJTA”).

The Company has been comparing the annual base salary, short-term incentive compensation and long-term incentive compensation paid to the Company’s other executives against surveys of the same elements of compensation paid to similar executives in general industry (taking into account the Company’s relative size). The Company has viewed this general industry peer group, rather than the DJTA companies, as better reflecting the Company’s most direct competitors for executive talent in these roles. An independent compensation consultant retained by the Company’s Compensation Committee provides the comparative compensation data for all Company executives. In 2006, Mercer Human Resource Consulting served as executive compensation consultant to the Compensation Committee. Mercer was engaged to provide a market and competitive analysis using the peer groups described above and the percentile rankings of 50% for base salaries, 60% for short-term incentive compensation and 50% for long-term incentive compensation. As part of its analysis, Mercer was asked to review 2005 annual base salaries, short-term incentive compensation target factors and long-term incentive compensation target payouts for each of the Named Executives and other officers of the parent Company, recommend any modifications for 2006, and provide a report of its analysis to the Compensation Committee and the Company.

Company Performance versus Individual Performance; Absolute versus Relative Company Performance.

The Company’s executive compensation program takes into account both individual performance and Company performance. Individual performance is taken into account when making adjustments to annual base salaries and when making annual stock option grants to executives. Short-term and long-term incentive compensation awards (other than stock options) take into account performance of the Company, and/or performance of the Con-way company that employs the executive, but typically do not take into account individual performance.

Short-term incentive compensation measures performance of the Company, and/or the Con-way company that employs the executive, against internally-set goals, and does not measure performance against that of peer companies. Long-term incentive compensation measures the Company’s common stock performance (through stock option grants), total shareholder return relative to peer companies (“relative TSR”) (through the relative TSR portion of Value Management Plan awards described below), and performance against internally-set goals (through the remaining portion of Value Management Plan awards).

Compensation Relative to Peers

The Company’s current policy is generally to target executives’ annual base salary, short-term incentive compensation and long-term incentive compensation so that:

•	base salaries are at the 50th percentile of salaries paid by companies in the applicable compensation peer group.

•	short-term incentive compensation, at target performance levels, is at the 60th percentile of short-term incentive compensation paid by companies in the applicable compensation peer group.

•	long-term incentive compensation, at target performance levels, is at the 50th percentile of long-term incentive compensation paid by companies in the applicable compensation peer group.

The Compensation Committee has elected to target annual base salary at the 50% percentile to put more emphasis on the Company’s incentive compensation programs while at the same time offering competitive salaries. Short-term incentive compensation has been targeted at the 60% percentile in recognition of the fact that performance goals are typically set as “stretch” goals so that executives receive target payouts only if actual performance exceeds expected performance as reflected in the Company’s financial plan. Long-term incentive compensation has been targeted at the 50% percentile so that our executives receive compensation that is competitive with peer group companies if target performance is achieved and higher payouts if targets are exceeded.

In the aggregate, the targeted compensation for our executives is consistent with the current compensation policy. However, these guidelines may not always be strictly applied on an individual basis, but rather, for any particular executive, our Compensation Committee may determine to target some elements of compensation at levels that are more or less than the amounts determined under these guidelines. These variations reflect our Compensation Committee’s and the Company’s view of the executive’s individual performance, as well as the executive’s experience and time spent in his or her position in the Company.

Our Compensation Committee, in consultation with an independent compensation consultant retained by the Committee, reviews this policy periodically to determine whether adjustments should be made to the percentile levels. The Company also conducts periodic comparisons of its post-employment compensation and perquisites. A market comparison of post-employment compensation was conducted in 2005 and of perquisites in 2006. See the discussions below on page 31 (“Retirement”), page 33 (“Perquisites”) and page 31 (“Termination of Employment Following a Change in Control.”)

Elements of Compensation

Executive compensation consists of five components:

•	annual base salary;

•	short-term incentive compensation;

•	long-term incentive compensation;

•	post-employment compensation; and

•	perquisites.

A. Annual Base Salary.  The Company pays annual base salary to ensure that an executive has a level of income each year on which he or she can rely without regard to Company performance during the year. Base salaries are reviewed each year for all executives and adjusted as deemed appropriate, taking into account the executive’s individual performance as well as salary levels of similar executives at peer group companies. As discussed under “Compensation Committee” commencing on page 14, the Compensation Committee reviews and approves the annual base salaries and other compensation for the Chief Executive Officer (in consultation with the other independent Board members), the Company’s other policy making officers and certain other corporate officers, and the Chief Executive Officer approves the annual base salaries for the Company’s other executives.

Adjustments are also made during the year, primarily to reflect promotions. These adjustments tend to be larger than the annual adjustments because the promotions are generally to new positions that carry increased responsibility. In some cases, the annual base salaries of Company executives who are promoted to new positions are increased gradually over time to “market level,” rather than through a single “step” increase upon promotion. For example, this was the case with the March 2005 promotion of Mr. Schick to Chief Financial Officer, who received salary increases of 11.4% and 10.7% in 2005 and 12.9% in 2006.

In 2006 and 2007, the Named Executives received the percentage increases in annual base salary shown in the table below.

Named Executive	2006 (%)	2007 (%)

Douglas W. Stotlar, President and Chief Executive Officer	3.85%	2.96%
Kevin C. Schick, Senior Vice President and Chief Financial Officer	12.90%	2.00%
Robert L. Bianco, Senior Vice President and President, Menlo Worldwide, LLC	6.00%	3.50%
John G. Labrie, Senior Vice President, Strategy and Enterprise Operations	5.00%	2.00%
David S. McClimon, Senior Vice President and President, Con-way Freight	6.00%	2.00%

B. Short-Term Incentive Compensation.  The Company pays short-term incentive compensation, in the form of annual performance bonuses, to provide an incentive for executives to focus on achieving the Company’s short-term objectives and to produce strong results each year. This short-term incentive compensation program is a part of a broader program in which most regular Company employees participate.

The particular performance goals applicable to an executive’s performance bonus are a function of the executive’s areas of responsibility within the Company. Historically, performance goals have emphasized income of the entity that employs the executive, before taking into account the short-term incentive compensation paid to all employees of that entity and certain other adjustments to income. For executives employed by the parent Company, performance goals have typically measured income of the Company before taking into account taxes, short-term incentive compensation paid to parent Company employees and certain other adjustments to income.

Each year, the Company develops a three-year financial plan, which is approved by the Company’s Board of Directors (with such adjustments (if any) as the Board determines are appropriate). The Compensation Committee sets threshold, target and maximum performance goals for the annual performance bonuses in relation to the projected financial performance for the first year of the three-year financial plan. As discussed further below, target payouts typically are earned only if the Company or Company subsidiary (as applicable) exceeds expected performance for the year. In the Company’s incentive compensation plans, threshold is also known as “entry,” target as “factor,” and maximum as “double factor.”

Upon attainment of “target” performance goals, each plan participant earns a cash performance bonus determined as a percentage of base salary, which varies depending on the level of the executive. No performance bonus is earned if performance is at or below the specified threshold level, and a performance bonus equal to 200% of target bonus is paid if the maximum performance goals are reached or exceeded. Payouts at performance levels between threshold and target and between target and maximum are determined by interpolation.

The Compensation Committee typically approves target performance goals as “stretch” goals, so that executives receive target payouts only if the Company or Company subsidiary (as applicable) exceeds its expected performance for that year, as reflected in the Company’s financial plan. The extent to which expected performance must be exceeded at target varies from year to year, as do the performance levels which must be met for payouts above threshold and maximum payouts to occur. Payouts for performance at financial plan levels typically have ranged from 60% to 75% of target payout. When setting maximum performance goals, the Compensation Committee tries to identify a “best case” scenario that is achievable only if the Company substantially exceeds expectations. In setting the threshold, target and maximum performance goals, the Compensation Committee considers a number of factors, including market conditions, the business cycle, and operating plan priorities. The Compensation Committee tries to balance the interests of executives and shareholders and to pay annual performance bonuses that reasonably reward executives for performance while avoiding paying excessive bonuses harmful to shareholders’ interests. The table below shows the actual payouts (as a percentage of target) for the parent Company over the last 10 years.

Year	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006

Payout (as % of target)	122%	74%	128%	39%	0%	200%	17%	132%	80%	60%

The 2006 target performance bonus as a percentage of salary was 100% for our Chief Executive Officer, 75% for our Chief Financial Officer and the President of Con-way Freight, and 60% for our other Named Executives. These percentages of salary were established by the Compensation Committee as part of the overall philosophy to pay short-term incentive compensation at the 60th percentile relative to the Company’s compensation peer groups.

The 2006 annual performance bonuses for Messrs. Stotlar and Schick, the Company’s Chief Executive Officer and Chief Financial Officer, and a portion of the annual performance bonus for each of the other Named Executives, were based on parent Company income before taxes, incentive compensation, and expense for workers compensation and lost and damaged freight. During 2006, the Company sold its membership interest in Vector SCM, LLC to General Motors, sold part of the operations of Con-way Expedite and Brokerage, and discontinued the operations of Con-way Forwarding. The gains or losses and other effects of those transactions were not included when measuring performance for purposes of determining annual performance bonus payouts.

After these adjustments, the Company’s income before taxes, incentive compensation, and expense for workers compensation and lost and damaged freight was $426,572,000. This was below the level expected by the Company at the beginning of 2006 due to a number of factors, including a softening of the market for the less-than-truckload transportation services offered by Con-way Freight, the Company’s largest subsidiary. The Company’s performance exceeded the specified threshold amount ($233,061,000) but fell short of the target amount ($522,522,000). Based on this performance, the Chief Executive Officer and the Chief Financial Officer received payments of $402,037 and $156,350, respectively, equal to approximately 60% of their target annual performance bonuses. Each of the other Named Executives also received payments equal to 60% of the targeted amount for the portion of the annual performance bonus based on parent Company income before taxes, incentive compensation, and expense for workers compensation and lost and damaged freight. For Messrs. Bianco, Labrie and McClimon, this portion was 10%, 50% and 10%, respectively, of the total award, resulting in payments of $12,880, $60,979 and $18,706, respectively.

The balance of the annual performance bonus for Mr. Bianco, the President of the Company’s Menlo Worldwide, LLC subsidiary, was based in part on the operating income before incentive compensation and expense for workers compensation and lost or damaged freight of that subsidiary and in part on improvement in the working capital of Menlo Logistics, Inc., the largest subsidiary of Menlo Worldwide, LLC. Menlo Worldwide, LLC’s solid performance in 2006 resulted in its operating income before incentive compensation far exceeding the threshold amount but falling just short of the target amount. In addition, Menlo Logistics performed exceptionally well in reducing its working capital in 2006. Based on the respective performances of Menlo Worldwide, LLC and Menlo Logistics, Inc, in 2006, Mr. Bianco received payments of $140,844 and $45,686, equal to approximately 90% and 117%, of the portion of the target bonus tied to the Menlo Worldwide, LLC and Menlo Logistics, Inc. performance goals, respectively. These payments, taken together with the payment of $12,880 based on parent Company performance, resulted in Mr. Bianco receiving a total annual performance bonus of $199,410 for 2006.

In 2006, Mr. Labrie, currently Senior Vice President of Strategy and Enterprise Operations, was responsible for managing the Company’s Con-way Truckload, Con-way Expedite and Brokerage, Con-way Forwarding, and Road Systems subsidiaries. Consequently, 50% of his annual performance bonus was tied to the performance of those subsidiaries. During 2006, the Company sold a portion of the Con-way Expedite and Brokerage subsidiary and decided to discontinue the operations of its Con-way Forwarding subsidiary. Mr. Labrie did not receive any performance bonus based on the operations of the sold and discontinued operations. Based on the performances of Con-way Brokerage (the portion of Con-way Expedite and Brokerage that was not sold) and Road Systems, which were measured through a combination of income, revenue, margins and productivity, Mr. Labrie received payments of $22,859 and $9,514, equal to 74% and 93% of the portion of the target bonus tied to Con-way Brokerage and Road Systems performance goals, respectively. These payments, taken together with the payment of $60,979 based on parent Company performance, resulted in Mr. Labrie receiving a total annual performance bonus of $93,353 for 2006.

The balance of the annual performance bonus of Mr. McClimon, the President of the Company’s Con-way Freight subsidiary, was based in part on the operating income before incentive compensation and expense for workers compensation and lost or damaged freight of Con-way Freight and in part on the revenue of that subsidiary. Con-way Freight’s operating income before incentive compensation and expense for workers compensation and lost or damaged freight of $428,527,000 exceeded the threshold amount of $283,180,000 but fell short of the target amount of $588,556,000. In addition, Con-way Freight’s revenue of $3,116,830,000 exceeded the threshold amount of $2,720,249,000 but fell short of the target amount of $3,400,311,000. As noted above, a number of factors contributed to Con-way Freight’s performance during 2006, including a softening of the market for the less-than-truckload transportation services. As a result, Mr. McClimon received payments of $97,857 and $32,619, equal to 46% and 46% of the portion of the target bonus tied to the operating income and revenue performance goals, respectively. These payments, taken together with the payment of $18,706 based on parent Company performance, resulted in Mr. McClimon receiving a total annual performance bonus of $149,182 for 2006.

C. Long-Term Incentive Compensation.  The Company pays long-term incentive compensation to provide an incentive for executives to focus on achieving the Company’s long-term goals and objectives and on increasing long-term shareholder value. In 2006, the Company granted two types of long-term executive compensation awards to executives: stock option awards and Value Management Plan awards. However, for 2007 executive compensation, the Company replaced the Value Management Plan awards with a new performance share plan unit (“PSPU”) award. The number of PSPUs that vest is based on the Company’s revenue growth over a three-year period, with a profitability modifier to encourage profitable growth of the Company. Upon vesting, the PSPUs are payable in shares of the Company’s common stock.

For each executive, the Company first determines the target payout for long-term incentive compensation based on the guidelines described above under “Compensation Relative to Peers.” In 2006, after determining the total target payout, the Company allocated 50% of the target payout to stock option awards and 50% to Value Management Plan awards. This allocation is intended to put equal emphasis on shareholder value and operating performance for all executives. In addition, as discussed further below, the portion of the Value Management Plan award based on “relative total shareholder return” permits executives to earn some level of long-term incentive compensation payout if the Company outperforms its peers, regardless of the state of the economy or the market for the Company’s services.

(1) Stock Options

As described under “Compensation Committee,” commencing on page 14, each year the Chief Executive Officer submits a list of recommended stock option grants to the Compensation Committee for its consideration, modification (as the Compensation Committee deems appropriate) and ultimate approval. Although the starting point when developing recommended stock option grants for executives is 50% of their target payout for long-term incentive compensation, the grants that are actually recommended may be adjusted upward or downward to take into account the individual performance of the executives.

Options vest annually over three years (with one-third vesting on January 1 of each of the three calendar years following the year of grant) and have a term of ten years. All Company stock options are granted with exercise prices equal to the fair market value of Company stock on the date of grant, which is the date that the Compensation Committee approves the stock option grants. In September 2006, the Company’s 2006 Equity and Incentive Plan was amended to define fair market value as the closing stock price on the date of grant, if the stock market is open on that date. If not, fair market value is defined as the closing stock price on the last trading day immediately before the grant date. Prior to the amendment, fair market value was defined in the Company’s 2006 Plan (and in predecessor plans) as the closing stock price on the last trading day immediately before the grant date. This amendment was made to align our definition of fair market value with the definition utilized under the new SEC rules governing executive compensation disclosure.

(2) Value Management Plan Awards

Value Management Plan awards measure performance over a three-year time period. Each award is expressed as a percentage of salary, determined by dividing the target payout allocated to Value Management Plan awards by the executive’s base salary at the beginning of the cycle. For the 2006 - 2008 Value Management Plan award cycle, the target percentages of salary for the Named Executives were 200% for the Chief Executive Officer, 112.5% for the Chief Financial Officer and the President of Con-way Freight, and 62.5% for the other Named Executives. Value Management Plan awards have been granted to executives each year since 2000, and in addition to the awards for the 2006 - 2008 cycle, there are currently Value Management Plan awards outstanding for the 2005 - 2007 cycle. Payouts for the 2004 - 2006 award cycle were made in February 2007.

For cycles commencing in 2004 and thereafter, Value Management Awards have been based upon two factors:

•	two-thirds of the award is based on a matrix or matrices consisting of “EBITDA” (earnings before interest, taxes, depreciation and amortization) and “ROCE” (return on capital employed); and

•	one-third of the award is based on total shareholder return relative to peer companies (relative “TSR”).

TSR combines share price appreciation and dividends paid to show the total return to the shareholder and is used to compare the performance of different companies’ shares over time. Relative TSR was selected as a performance goal metric to make a portion of the Value Management Plan award dependent on actual performance versus peer group companies, rather than actual performance based on Company-specific metrics such as EBITDA and ROCE. For all executives, the relative TSR portion of the award is based upon the TSR of the Company in comparison to the TSR of the companies that were in the DJTA for the entire three-year cycle.

Generally, for executives employed by the Company the EBITDA/ROCE matrix is based on EBITDA and ROCE of the Company. For an executive employed by a subsidiary of the Company, the Value Management Plan award may be based on an EBITDA/ROCE matrix for that subsidiary, or a portion of the award may be based on an EBITDA/ROCE matrix for that subsidiary and a portion based on an EBITDA/ROCE matrix for the Company.

The Company selected EBITDA and ROCE as performance goal metrics because these metrics:

•	reflect meaningful Company goals that are indicative of successful Company performance, with an emphasis on growth and efficient use of capital;

•	are key financial indicators that are closely followed by the Company’s shareholders, so by tying payouts to achievement of these indicators the Company aligns the interests of executives and shareholders;

•	provide a complement to stock options, the value of which is based entirely upon share price appreciation;

•	are easily understandable by executives; and

•	are tracked by the Company, so levels of achievement during the award cycle are readily accessible to executives.

As noted above, two-thirds of a Value Management Plan award is based on the applicable EBITDA/ROCE matrix or matrices and one-third on relative TSR. The Compensation Committee, in consultation with its independent compensation consultant, decided on this weighting to closely align the awards with the attributes desired by the Company, which are to place a greater emphasis on driving the Company’s actual performance as opposed to performance relative to its peers. In addition, using relative TSR as the performance goal for part of the Value Management Plan award increases the amount of an executive’s payout if the Company outperforms its peers and decreases the amount of the executive’s payout if the Company underperforms its peers, regardless of the state of the economy or the market for the Company’s services.

Using the same three-year financial plan approved by the Board of Directors and used in establishing short-term incentive compensation awards, the Compensation Committee sets threshold, target and maximum performance goals for the portion of the Value Management Plan awards based on EBITDA and ROCE. Upon attainment of the three-year target performance goals, executives earn a target payout on that portion of their Value Management Plan awards. No performance bonus is earned on that portion of the award if performance falls below the specified threshold level, and a performance bonus equal to 200% of the targeted award level is paid if the maximum performance goals are reached or exceeded. Payouts at threshold performance levels typically are set at 50% of target payouts, and payouts at performance levels between threshold and target and between target and maximum are determined by interpolation.

Typically, the Company’s performance must be fairly consistent over the entire three-year award cycle for executives to earn meaningful payouts on the portion of their Value Management Plan awards based on EBITDA and ROCE. Because consistent performance is difficult to achieve, for recent cycles the Compensation Committee has structured the Value Management Plan program so that target payouts are earned if the Company meets the three-year financial plan, and payouts equal to 50% of target payouts are earned if the Company achieves threshold performance level over the three-year cycle. The required performance levels for threshold and maximum payouts vary from year-to-year, and in setting these goals, the Compensation Committee considers a number of factors, including market conditions, the business cycle, and operating plan priorities.

Performance goals for the portion of the Value Management Plan award based on relative TSR typically are set so that executives receive a target payout for that portion of the award if the Company’s TSR is in the 50th percentile relative to the DJTA companies. Threshold performance goals are set so that executives receive no payout if the Company substantially underperforms the DJTA companies, and the maximum performance goal is set so that executives receive a maximum payout if the Company substantially outperforms the DJTA companies. For recent award cycles, the threshold performance goal has been set at the 30% percentile and the maximum performance goal has been set at the 85% percentile.

Since the Value Management Plan was adopted, five award cycles have been completed (2000 - 2002, 2001 - 2003, 2002 - 2004, 2003 - 2005 and 2004 - 2006). For all cycles prior to the 2004 - 2006 cycle, no executives received Value Management Plan award payouts other than executives whose awards were based on the performance of Con-way Freight. Those executives earned payouts of 0%, 0%, 198% and 200% for the four cycles. The payouts earned by Con-way Freight executives for the 2002 - 2004 and 2003 - 2005 cycles reflect the superior performance of that business unit over those periods.

For the 2004 - 2006 cycle, the performance goals for each of the Named Executives (other than the President of Menlo Worldwide, LLC) were based on EBITDA and ROCE of Con-way Freight (formerly Con-Way Transportation Services, Inc.), since each was an executive of Con-way Freight at the beginning of the award cycle. Con-way Freight’s EBITDA of $1,228,125,000 exceeded the specified maximum level of $1,041,100,000, reflecting its excellent performance during the first two years of the cycle. In addition, Con-way Freight’s ROCE of 31.8% exceeded the specified maximum level of 28% for the cycle. As a result, Messrs. Stotlar, Schick, Labrie and McClimon received payments of $224,189, $120,770, $173,403 and $220,133, respectively, equal to 200% of target on the two-thirds portion of the 2004 - 2006 Value Management Plan award tied to EBITDA and ROCE.

The performance goals for Mr. Bianco, the President of Menlo Worldwide, LLC, were based on EBITDA and ROCE of that entity, since he was an executive of Menlo Worldwide, LLC at the beginning of the award cycle. Menlo Worldwide’s EBITDA exceeded the threshold amount but fell short of the target amount. In addition, Menlo Worldwide’s ROCE greatly exceeded the maximum level, reflecting significant process improvements made during the three-year cycle. As a result Mr. Bianco received a payment of $139,119, equal to 139.1% of target on the two-thirds portion of the 2004 - 2006 Value Management Plan award tied to EBITDA and ROCE.

For all executives, the performance goals applicable to the relative TSR portion of the 2004 - 2006 Value Management Plan award were the same, so that a threshold payment equal to 50% of target would be payable if the Company TSR ranked in the 30th percentile relative to other companies in the DJTA; a target payment would be payable if the Company TSR ranked in the 50th percentile; and a maximum payment equal to 200% of target would be payable if the Company TSR ranked in the 85% percentile. For the 2004 - 2006 cycle, the Company TSR ranked below the 30th percentile, so the Named Executives did not receive a payout on the one-third portion of the 2004 - 2006 Value Management Plan award tied to relative TSR. Although the price of a share of the Company’s common stock reached as high as $60 during the three-year cycle, the closing price on December 29, 2006 (the last trading day of the year) was $44.04, reflecting (among other things) the effect on the Company of the softening of the market for less-than-truckload transportation services in 2006.

For the portion of the Value Management Plan awards based on EBITDA and ROCE, the performance goals for the 2005 - 2007 and the 2006 - 2008 cycles are as follows:

•	for the Chief Executive Officer, for the 2005 - 2007 cycle the performance goals are based 70% on the EBITDA/ROCE matrix of Con-way Freight (formerly Con-Way Transportation Services, Inc.) and 30% on the EBITDA/ROCE matrix of the Company, since he was an executive of Con-way Freight at the beginning of that award cycle, and 100% on the EBITDA/ROCE matrix of the Company for the 2006 - 2008 cycle;

•	for the Chief Financial Officer, the performance goals are based on the EBITDA/ROCE matrix of the Company for each of the cycles;

•	for the President of Menlo Worldwide, LLC, for both the 2005 - 2007 and the 2006 - 2008 cycles the performance goals are based 80% on the EBITDA/ROCE matrix of Menlo Worldwide and 20% on the EBITDA/ROCE matrix of the Company;

•	for the Senior Vice President of Strategy and Enterprise Operations, the performance goals are based 80% on the EBITDA/ROCE matrix of Con-way Freight and 20% on the EBITDA/ROCE matrix of the Company for the 2005 - 2007 cycle and 50% on the EBITDA/ROCE matrix of Con-way Freight and 50% on the EBITDA/ROCE matrix of the Company for the 2006 - 2008 cycle;

•	for the President of Con-way Freight, the performance goals are based on the EBITDA/ROCE matrix of Con-way Freight for the 2005 - 2007 cycle and are based 80% on the EBITDA/ROCE matrix of Con-way Freight and 20% on the EBITDA/ROCE matrix of the Company for the 2006 - 2008 cycle.

Each Named Executive will receive a target payout on this portion of the award if performance is at the level specified in the applicable three-year financial plan. For the 2005 - 2007 cycle, a threshold payout will be earned if performance is between 23% and 31% below that specified in the applicable three-year financial plan, depending on the business unit and the EBITDA/ROCE goal and a maximum payout will be earned if performance is at a level between 19% and 24% above that specified in the applicable three-year financial plan. For the 2006 - 2008 cycle, a threshold payout will be earned if performance is 20% below that specified in the applicable three-year financial plan, and a maximum payout will be earned if performance is 20% above that specified in the applicable three-year financial plan.

The Company develops its financial plan using the best information available to it at the time that the plan is prepared. However, of necessity, the Company must make many assumptions when developing the financial plan, including assumptions regarding the economy and the market for transportation and logistics services over the three-year duration of the plan. As a result, while at the time that the financial plan is developed by the Company and approved by the Board (with such adjustments (if any) as the Board determines are appropriate), the Company anticipates that performance at financial plan level for three consecutive years is difficult but achievable and that performance above plan at the levels listed above would be difficult, subsequent developments (including changes in the economy and the market for the Company’s services) will inevitably affect actual performance over the three-year period. Given these factors, at this time it is difficult for the Company to predict what the final performance and payouts will be for the 2005 - 2007 and 2006 - 2008 cycles. However, based on parent Company performance through the end of 2006, a payout at approximately 70% of target is currently estimated for the 2005 - 2007 cycle.

D. Post-Employment Compensation.  The Company provides certain post-employment compensation to executives in the following circumstances:

•	upon retirement;

•	upon death or disability;

•	upon termination of employment in connection with a “change in control;” and

•	in appropriate circumstances, upon involuntary, not-for-cause termination.

In addition, participating executives are entitled to receive their accounts from the Company’s deferred compensation plans (described below) upon their termination of employment for any reason.

(1) Retirement

The Company maintains the following qualified and non-qualified plans that provide post-retirement compensation:

•	the Con-way Pension Plan, a tax-qualified defined benefit pension plan;

•	the Con-way Supplemental Excess Retirement Plan and the Con-way 2005 Supplemental Excess Retirement Plan, each a non-qualified excess benefit plan;

•	the Con-way Retirement Savings Plan (formerly known as the Con-way Inc. Thrift and Stock Plan), a tax-qualified 401(k)/Employee Stock Ownership Plan;

•	the Con-way Supplemental Retirement Savings Plan, a non-qualified excess benefit plan.

In 2006, the Company decided to make certain changes to its retirement benefit programs, effective January 1, 2007. The changes made to the retirement benefit programs were intended to preserve and protect the retirement benefits earned by existing employees under the Con-way Pension Plan and the Company’s supplemental retirement plans, while at the same time reducing the Company’s exposure to pension cost volatility and making plan expenses more predictable. The changes also put increased emphasis on the Con-way Retirement Savings Plan by increasing Company matching contributions and introducing Company basic and transition contributions.

A more detailed discussion of these plans and the changes referred to above can be found in the narrative following the Pension Benefits table on page 44.

(2) Death and Disability

The Company provides executives with Company-paid term life insurance equal to two times annual base salary. Executives may purchase additional coverage (in $50,000 increments) up to three times their annual base salary or $1,750,000, whichever is less.

In addition, executives have a Company Business Travel plan that provides up to five times annual base salary if the executive dies when traveling on Company business, and various lesser amounts for other injuries. The Company also offers voluntary accidental death and dismemberment insurance that provides coverage up to $250,000.

The Company maintains a long-term disability program that provides executives with 66 2/3% of base pay, subject to a monthly maximum of $10,000 taxable income. The disability plan benefit is available only if the executive is unable to perform any occupation.

All of the death and disability benefits described above are provided to all regular full-time Company employees, and not just to executives.

(3) Termination of Employment Following a Change in Control

The Company maintains a program to provide severance benefits to executives in connection with a “change in control,” which includes both a change in control of the entire Company as well as sales of major business units. However, the sale of a business unit is a change in control only for executives employed by that business unit unless the sale also constitutes a sale of substantially all of the assets of the Company. The program employs a “double trigger” so that all severance benefits (other than early vesting of equity awards) are available only if there is both a change in control and an involuntary or constructive termination of the executive’s employment within a specified period of time after the change in control occurs. Unvested stock options and restricted stock awards vest upon a change in control, whether or not the executive’s employment is terminated. The program has been in place since 1998.

The Company recognizes that a possible sale or other disposition of the Company or a business unit can create an enormous distraction. The Company maintains the severance program as an incentive for executives:

•	to remain in the employ of the Company;

•	to remain focused on their work; and

•	to act in the best interest of the Company and use their best efforts to complete the proposed change in control transaction.

The Company found that this program worked well when it sold its air freight forwarding business to United Parcel Service in 2004. No key executives of the air freight forwarding business left the Company during the pendency of that sale.

The amount of severance benefits provided under the program varies depending on the level of the executive. Each of the Named Executives is entitled to receive lump sum severance payments equal to three years salary and target annual bonus, plus health and other benefits, if his employment is terminated within two years after a change in control. Executives at lower levels are entitled to receive somewhat lower levels of benefits. Approximately 15 executives are entitled to receive a tax gross-up, if the level of severance benefits that they receive results in the imposition of an excise tax under the Internal Revenue Code. A more detailed discussion of the program, including the benefits available under the program, can be found in the narrative on pages 50 through 52.

The Company believes that these levels of severance benefits are necessary to achieve the objectives described above. An independent compensation consultant retained by the Compensation Committee is asked to periodically review this severance benefit program. Based on these reviews and the Compensation Committee’s assessment of the severance benefit program, the Company believes that its program is in line with programs offered by companies that compete with the Company for executive talent.

(4) Involuntary Not-for-Cause Termination

On occasion the Company, in its discretion, enters into a severance agreement with a departing executive who is being involuntarily terminated for reasons other than cause. The agreements include an undertaking by the executive to cooperate with the Company on matters in which the executive was involved during the period of employment and to maintain the confidentiality of non-public Company information. The Company has found that these agreements work well in assisting the Company in making a transition from the departing executive to his or her replacement and in assisting the executive in making the transition to a new employment opportunity. The terms of these agreements vary and are subject to approval by the Chief Executive Officer or, if the severance agreement is with the Chief Executive Officer or a Senior Vice President, by the Board of Directors.

(5) Deferred Compensation Plan

The Company maintains a deferred compensation plan for eligible highly compensated employees. Only employees at director level and above with annual base salaries of at least $125,000 are eligible to participate. Each year the Compensation Committee approves the list of employees who meet the eligibility criteria.

The Company maintains the plan to provide an additional tax-deferred vehicle for eligible employees to save for retirement at no additional cost to the Company and to remain competitive with other companies competing for highly-compensated talent. Executives may elect to defer annual base salary, annual performance bonuses and/or Value Management Plan awards, subject to certain limitations. The Company does not make contributions to the deferred compensation plan on behalf of executives.

Once a year, executives may elect to convert some or all of their deferred compensation account balances into phantom stock units. Elections made to convert into phantom stock units are irrevocable, so executives maintain their investments in the phantom stock units until they leave the Company at retirement or upon termination of employment. Phantom stock units are credited with returns based on performance of the Company’s common stock (including dividends paid on the common stock).

Deferrals made prior to 2007 are credited with interest based on the Bank of America Prime Rate or other fixed rate selected by the Compensation Committee. For deferrals made for plan years after 2006, participants select one or more funds from a specified group of available funds. Each participant’s account balance for that plan year will not be credited with interest but instead will fluctuate based on the performance of the funds selected by the participant. Deferred compensation account balances for years prior to 2007 will continue to be credited with interest unless the participant elects to have some or all of the account balances fluctuate based on the performance of the funds selected by the participant or to convert some or all of the account balance into phantom stock units.

A detailed discussion of the deferred compensation program, including the returns earned by executives on amounts deferred under the program, can be found in the narrative following the Nonqualified Deferred Compensation table on page 48.

E. Perquisites.  The Company offers relatively modest perquisites to executives. Most of these perquisites are taxable to the executive. In 2006, the Company compared its perquisites to perquisites offered by other companies in our industry and concluded that its perquisites were either below or in line with those offered by those other companies. Unlike some other companies, we do not own, lease or charter aircraft for executive use.

The perquisites consist of the following:

     (1) Annual Physical Examination

The Company will pay for an executive to have an annual physical examination. The Company believes that healthy executives are vital to the Company’s success and that the benefits from providing this perquisite far outweigh the cost.

     (2) Tax Preparation; Financial and Estate Planning

The Company will pay for annual tax planning and preparation services in an amount up to $4,500 and for lifetime financial and estate planning services in an amount of up to $6,000. The Company provides these benefits to assist the executive in dealing with the complexity of the tax and estate planning laws and in arranging his or her personal financial affairs.

     (3) Company Car

Each year the Company provides executives with the use of an automobile through a leasing program the Company has in place with Ford Motor Company. The program with Ford provides automobiles not only to executives but also to the Company’s sales force and to director-level employees. Under this program, the Company is able to provide cars to executives at favorable prices. The Company has found that receiving a Company car boosts morale as employees rise to director-level and more senior positions in the Company.

     (4) Long-Term Care Insurance Benefits

The Company provides long-term care insurance at no cost to eligible executives. Executives may also elect to cover their qualified family members at their own expense. The Company-paid benefits include $6,000 per month for facility care for up to six years, $3,000 per month for in-home care for up to twelve years, or a combination of facility care and in-home care up to an aggregate maximum benefit of $432,000. Executives are entitled to continue this benefit, at their own expense, if they leave the Company.

     (5) Relocation Assistance

The Company offers assistance to executives relocating at the request of the Company. Some elements of the assistance, including payment of closing costs for new and existing homes and the cost of moving household goods, are provided to most employees who relocate.

For executives who are relocating from lower to higher cost-of-living areas, the Company may provide additional assistance. This assistance may take the form of payment of mortgage subsidies, temporary housing expenses, assistance in selling the relocating executive’s existing home and tax gross-up payments.

As a part of its standard relocation package provided to executive officers, director-level employees, senior managers and certain mid-level managers, the Company offers assistance with the sale of a transferring employee’s existing home. This assistance is offered through a contract between the Company and a third party home re-seller, which agrees to purchase the home at appraised value and then re-sell the home. Upon the sale of the home by the employee to the third party, the Company assumes the economic risk should the home ultimately be re-sold for less than the appraised value. The Company also assumes responsibility for closing costs incurred when the home is re-sold. In 2006, the Chief Financial Officer sold his home in Michigan to the third party home re-seller. The home remains on the market.

     (6) Education Matching Gifts Program

The Company will match donations to an accredited college or university chosen by the executive. The Company matches contributions dollar-for-dollar up to $5,000 per year. This matching donation program is available to all employees at director level and above and also to members of the Company’s Board of Directors.

     (7) Airline Club Memberships

The Company will pay for executives to join airline clubs. Membership in these clubs makes it easier for executives to perform their duties when traveling on Company business.

Compensation Policies and Procedures

The following sections briefly summarize various Company policies, practices, guidelines and considerations regarding compensation and Company stock ownership.

A.	Employment Agreements

None of the Company’s domestic executives, including the Named Executives, has an employment agreement. However, as noted elsewhere in this Compensation Discussion and Analysis, the Company does have agreements in place to provide severance benefits to Named Executives if their employment is terminated within a specified period of time following a “change in control.” In addition, executives residing in foreign countries may have employment agreements, if required in order to comply with local legal requirements.

Although in special circumstances (such as when recruiting an outside executive) the Company may enter into an employment agreement, it is not a customary practice for the Company to do so. The Company’s frequent practice of filling executive positions by promoting from within has lessened the need for employment agreements, and the Company prefers to have all executives subject to the Company’s customary terms of employment for executives rather than terms negotiated as part of an employment agreement.

B.	Special Bonuses and Awards

As described in the next paragraph, the Company pays discretionary cash bonuses from time to time to selected executives to reward them for extraordinary individual performance. In addition, from time to time the Company grants special stock option, restricted stock or other long-term incentive awards to selected executives upon hiring or promotion, for retention purposes or in recognition of individual performance.

Our Compensation Committee has delegated to the Employee Recognition Committee, a committee made up of the Chief Executive Officer, the Chief Financial Officer and the General Counsel, the authority to award special cash bonuses and to grant special stock option awards and other long-term incentive compensation awards, subject to specified limitations. This delegation is discussed under “Compensation Committee” on page 14. The Employee Recognition Committee does not have authority to award bonuses or to grant option awards and other long-term incentive compensation awards to members of that committee, to direct reports to the Chief Executive Officer or to other policy-making officers. Any special cash bonuses and special stock option awards and other long-term incentive compensation awards that are made to members of the Employee Recognition Committee, to other direct reports to the Chief Executive Officer or to any other policy-making officer are made by our Compensation Committee.

All restricted stock grants are made by the Compensation Committee. These grants may vest with the passage of time, upon the achievement of specified performance goals or a combination of the two. In January 2007, the Compensation Committee awarded 7,500 shares of restricted stock to each of Messrs. Bianco, Labrie and McClimon which are scheduled to vest on January 29, 2010.

C.	Amounts Realized or Realizable from Prior Compensation

The Company does not consider amounts realized or realizable from prior compensation, such as from stock option awards or other long-term incentive awards, when setting other elements of compensation such as subsequent long-term incentives or retirement benefits. The Company believes that incentive awards are effective in motivating executives and that adjustments based on prior compensation would undermine the effectiveness of these awards. In addition, as noted elsewhere in this Compensation Discussion and Analysis retirement benefits are provided to all Company employees to assist in preparing for retirement and are unrelated to incentive compensation awards. In addition, executives who earn substantial levels of retirement benefits typically do so by spending significant parts of their careers at the Company, which benefits the Company through the continuity and “bench strength” of its management team.

D.	Discretion to Adjust Performance-Based Awards

The Company’s short-term and long-term incentive compensation plans are adopted under “omnibus” equity and incentive plans approved by the Company’s shareholders. These plans give our Compensation Committee discretion to adjust awards granted to executives. For example, the Compensation Committee may:

•	revise the performance goals applicable to annual performance bonuses or Value Management Plan awards, which could have the effect of increasing or decreasing the payout on the award;

•	without revising the performance goals, increase or decrease the amount payable on annual performance bonuses or Value Management Plan awards from the amount that would otherwise be payable based solely on achievement of the specified performance factors;

However, our Compensation Committee may not make any discretionary increase to the amount of the annual performance bonus or Value Management Plan award paid to any “covered employee” whose compensation is subject to Internal Revenue Code limits on deductibility (see the discussion below under “Tax and Accounting Considerations”).

When making awards, our Compensation Committee does not expect to exercise its discretion to adjust these awards. Due to subsequent events, however, our Compensation Committee has exercised discretion on certain occasions. For example, the following adjustments have been made in recent years:

•	in 2004, our Compensation Committee made adjustments to the performance goals applicable to annual performance bonuses for that year, and to Value Management Plan awards for the 2004 - 2006 award cycle, to reflect the effect of the sale of the Company’s air freight forwarding business in December 2004;

•	in 2006, our Committee made adjustments to the performance goals applicable to annual performance bonuses for that year to reflect the closure of Con-way Forwarding, the sale of part of Con-way Expedite and Brokerage and the sale to General Motors of the Company’s interest in the Vector SCM joint venture;

•	in 2006, our Committee made adjustments to the performance goals applicable to Value Management Plan awards for the 2004 - 2006, 2005 - 2007 and 2006 - 2008 award cycles, to reflect the sale to General Motors of the Company’s interest in the Vector SCM joint venture.

All of these adjustments were made to eliminate the effect, whether positive or negative, of the particular transaction on these incentive awards so that the awards would continue to provide the same opportunity to executives that was intended when the awards were made. These adjustments reflect the fact that these business units no longer contribute to the overall performance of the Company but do not eliminate the effect of the performance of the business units up to the date of sale.

E.	Recovery of Performance Awards

Both the Company’s short-term incentive compensation plan and its Value Management Plan require the Company’s policy-making executive officers to repay overpayments of awards that result from financial statement restatement. Repayment is required if a restatement occurs (i) within one year following payment of the performance award, if the restatement is due to errors or omissions, or (ii) at any time if the restatement is due to fraudulent activities. To date, the Company has not been required to seek recovery of performance award overpayments from its executives.

The officers subject to the repayment obligation are the policy-making officers who are required to report their transactions in Company securities under Section 16 of the Securities Exchange Act of 1934. Currently these officers consist of the Named Executives and four other executives.

F.	Timing of Grants of Stock Option and Other Awards

Once a year, the Company grants short-term and long-term incentive compensation awards (including stock options) to executives. Beginning in 2005, this process has taken place at our Compensation Committee’s regularly scheduled meeting in January. From 1999 through 2003, the annual award grants were made at our Compensation Committee’s regularly scheduled meeting in December. No annual awards were made in 2004.

Each year our Compensation Committee approves a schedule of meetings for the upcoming year. As a part of this scheduling process, our Compensation Committee determines the meeting at which the annual award grants will take place. Our Compensation Committee does not select or revise the meeting date at which it grants stock option and other awards in coordination with the release of material non-public information.

In general, no Company employees other than executive officers receive annual stock option awards. However, as noted above, on occasion the Employee Recognition Committee makes special option grants to select executive and non-executive employees, and on occasion our Compensation Committee makes special restricted stock grants to selected executives (see discussion above under “Special Bonuses and Awards”).

Neither our Compensation Committee nor the Employee Recognition Committee selects the grant dates for special grants in coordination with the release of material non-public information. All of these awards are made when deemed necessary or appropriate to achieve specific business objectives. For example, restricted stock awards may be made when an executive is hired or promoted or when the Company perceives a need to provide an incentive to a particular executive to remain with the Company.

The Company’s equity and incentive plan prohibits lowering the exercise price of any outstanding stock option, other than in connection with equitable adjustments to reflect stock dividends, stock splits, spin-offs, mergers and other corporate transactions. To our knowledge, the Company has never lowered the exercise price of any outstanding option (other than as part of an equitable adjustment) or backdated any stock options.

G.	Role of Executive Officers in the Compensation Process

The role of executive officers in the compensation process is discussed under “Compensation Committee,” commencing on page 14.

H.	Stock Ownership Guidelines

The Company believes that its top executives should have a meaningful stake in the risks and rewards of long-term ownership of the Company. To this end, the Company has established stock ownership guidelines for its top three levels of executive officers, which currently includes a total of approximately 15 executive officers. The following guidelines identify levels of ownership, expressed as a multiple of each executive’s base salary:

Guideline (as a
multiple of
Executive Officers	base salary)

Level 1 Officer (Chief Executive Officer)	5
Level 2 Officers (Chief Financial Officer, General Counsel, business unit heads) (5 in total)	3
Level 3 Officers (8 in total)	1

To determine compliance with these guidelines, ownership interests are valued as follows:

Common shares held directly or indirectly	Full value
Phantom stock units held in Deferred Compensation Plan	Full value
Common shares and preferred shares (on an as converted basis) held in 401(k) plan	Full value
Vested In-the-money stock options	50% of value
Unvested restricted stock	50% of value

Each Level 1 and Level 2 officer is expected to be in compliance with the stock ownership guidelines by the fifth anniversary of the date of promotion to his or her current position. All Level 3 officers are expected to be in compliance with the stock ownership guidelines by December 31, 2011.

I.	Hedging; Pledges of Stock

Company policy prohibits short sales of Company stock and other similar transactions that could be used to hedge the economic risk of the ownership of Company stock. The Company does not impose restrictions on the pledging of Company stock by executives. However, as noted in the footnotes to the Stock Ownership Table on page 11, no Named Executive currently has pledged any shares of which he is the beneficial owner.

J.	Tax and Accounting Considerations

Federal tax law limits the deductibility by the Company of “non-performance based compensation” paid to the Chief Executive Officer and our four other most highly compensated executives (the “covered employees”). All amounts of non-performance based compensation in excess of the annual statutory maximum of $1 million per covered employee are not deductible. The Company’s general policy is, where feasible, to structure incentive compensation paid to the covered employees so as to qualify as “performance-based compensation,” which is exempt from the $1 million annual cap and thus is deductible for federal income tax purposes. However, there may be circumstances where portions of a covered employee’s compensation will not be deductible. In 2006, approximately $810,000 of Mr. Stotlar’s compensation was not deductible, primarily due to the 2006 time-based vesting of 17,896 shares of restricted stock that were granted to Mr. Stotlar in 2002 and 2005.

The Company’s 2006 Equity and Incentive Plan, which was approved at the Company’s 2006 Annual Meeting of Shareholders, allows our Compensation Committee to make certain short-term and long-term incentive compensation awards to covered employees that qualify as “performance-based compensation.” Our Compensation Committee uses these awards to carry out its general policy of providing a competitive compensation package, while at the same time maximizing the deductibility of an executive’s compensation for federal income tax purposes.

Despite changes in accounting rules pursuant to FAS 123R, the Company has not revised its executive compensation practices relating to equity awards. As before, the Company continues to make annual stock option grants to all executive officers and restricted stock grants only to selected executives as an inducement for those executives to join, or remain employed by, the Company, or upon promotion.

II.  COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis which appears in the Company’s 2007 Notice of Annual Meeting and Proxy Statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2007 Notice of Annual Meeting and Proxy Statement for filing with the Securities and Exchange Commission.

THE COMPENSATION COMMITTEE

William R. Corbin	Peter W. Stott
Michael J. Murray, Chairman	Chelsea C. White III
Henry H. Mauz, Jr.

III.  2006 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation received by the Company’s Chief Executive Officer, Chief Financial Officer and the other executive officers for whom disclosure is required, for the fiscal year ended December 31, 2006. As used in this Proxy Statement, “Named Executives” means the officers identified in this Summary Compensation Table. Annual performance bonuses reported under the “Bonus” column in previous proxy statements are now reported under the “Non-Equity Incentive Plan Compensation” column of the table.

							Change in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position(s)	Year	($)	($)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Douglas W. Stotlar	2006	673,569	—	925,625	1,128,039	626,226	294,965	177,667	3,826,091
President & Chief Executive Officer
Kevin C. Schick	2006	347,705	—	—	225,989	277,120	205,390	228,811	1,285,015
Senior Vice President & Chief Financial Officer
Robert L. Bianco(1)	2006	359,233	—	286	173,523	338,529	70,080	14,639	956,290
Senior Vice President
John G. Labrie	2006	340,337	—	—	224,006	266,756	64,661	22,601	918,361
Senior Vice President
David S. McClimon(2)	2006	417,388	—	—	357,575	369,315	205,965	19,046	1,369,289
Senior Vice President

(1)	Mr. Bianco is also President of Menlo Worldwide, LLC.

(2)	Mr. McClimon is also President of Con-way Freight, Inc., the Company’s regional full-service less-than-truckload trucking company.

(3)	There were no stock awards granted to Named Executive Officers in 2006. The amounts shown reflect the 2006 compensation expense of restricted stock for financial reporting purposes under FAS 123R for all outstanding awards, rather than amounts paid to or realized by the Named Executive Officers. The FAS 123R value as of the grant date is spread over the number of months of service required for the grant to become non-forfeitable.

(4)	The amounts shown in this column reflect the 2006 compensation expense of stock options for financial reporting purposes under FAS 123R, excluding forfeitures, rather than amounts paid to or realized by the Named Executive Officers. The amounts include the cost not only of option awards made in 2006 but also certain awards made in prior years. The assumptions used when calculating this cost are set forth on page 71 of the Company’s 2006 Report on Form 10-K, under the caption “Valuation Assumptions.” The FAS 123R value as of the grant date is spread over the number of months of service required for the grant to become non-forfeitable.

(5)	The amounts shown in this column reflect the annual performance bonuses earned under the Company’s short-term incentive compensation plan and payouts earned for the 2004-2006 cycle under the Value Management Plan, as follows: Mr. Stotlar, $402,037 and $224,189; Mr. Schick, $156,350 and $120,770; Mr. Bianco, $199,410 and $139,119; Mr. Labrie, $93,353 and $173,403; and Mr. McClimon, $149,182 and $220,133. Information regarding applicable performance goals and achievement levels is contained in the Compensation Discussion and Analysis, on pages 24 through 30.

(6)	The amounts shown in the column reflect amounts earned in 2006 on deferred compensation account balances above 120% of the applicable federal rate for Messrs. Stotlar, Schick, Bianco, Labrie and McClimon of $10,128; $8,154; $4,071; $1,296; and $2,157 respectively.

The amounts also reflect the following changes in the actuarial present value of the Named Executives’ accumulated benefits from 2005 to 2006 under the Con-way Pension Plan and the Con-way Supplemental Retirement Plans: Mr. Stotlar, $34,888 and $249,949; Mr. Schick, $58,339 and $138,897; Mr. Bianco, $22,250 and $43,759; Mr. Labrie, $19,075 and $44,290; and Mr. McClimon, $47,573 and $156,235.

(7)	Amounts shown in this column include the following: Company’s contribution of $3,300 to the Retirement Savings Plan account of each of the Named Executives; contributions of $753 to the 401(h) accounts of Messrs. Stotlar, Schick and McClimon; dividends on unvested restricted stock for Mr. Stotlar of $19,107; and the cost of insurance premiums paid by the Company on behalf of Mr. Stotlar for his service as a member of the Board of Directors in the amount of $407. Amounts do not include taxable basic life insurance premiums paid by the Company, as this benefit (discussed on page 31 of the Compensation Discussion and Analysis) is provided to all eligible employees, or the cost of certain business trips to Company events that any Named Executive Officer’s spouse is expected to attend.

Amounts shown in the “All Other Compensation” column also include the perquisites shown in the following table. A discussion of the perquisites is found in the Compensation Discussion and Analysis, on pages 33 through 34.

						Long-term
		Annual	Tax	Estate		care	Airline
	Company	physical	preparation	planning	Education	insurance	club	Relocation
	automobile	exam	services	services	matching	premium	memberships	program	Total
Name	($)(a)	($)	($)	($)	gifts($)	($)	($)	($)(b)(c)	($)

Stotlar	27,519	—	4,500	2,302	—	1,029	250	118,500	154,100
Schick	11,377	919	4,500	—	—	1,382	739	205,841	224,758
Bianco	9,422	188	500	—	—	929	300	—	11,339
Labrie	9,660	622	1,925	—	5,000	878	250	966	19,301
McClimon	11,377	—	2,120	—	—	1,246	250	—	14,993

(a)	For Mr. Stotlar, the amount shown includes the taxable value of two company cars, one for use in San Mateo, California (the location of corporate headquarters) and one for use in Ann Arbor, Michigan (the location of Con-way Freight headquarters).

(b)	In 2005 the Board of Directors approved six-year mortgage subsidies for the Chief Executive Officer and Chief Financial Officer, each of whom relocated from Michigan to California following promotion to his current position. The Chief Executive Officer’s subsidy is $10,000 per month in years 1 and 2; $8,000 per month in years 3 and 4; and $6,000 per month in years 5 and 6. The Chief Financial Officer’s subsidy is $8,000 per month in years 1 and 2; $6,000 per month in years 3 and 4; and $4,000 per month in years 5 and 6. Mr. Stotlar is currently in the second year of the subsidy, and Mr. Schick is in the first year.

(c)	The costs of relocation expenses are as follows:

	Stotlar	Schick	Labrie

Mortgage Subsidy	118,500	39,829	—
Relocation Expense	—	26,973	—
Home Sale Assistance	—	59,149	966
Closing Costs	—	34,961	—
Gross-up on Closing Costs	—	16,794	—
Temporary Housing	—	19,005	—
Gross-up on Temporary Housing	—	9,130	—

IV.  2006 GRANTS OF PLAN-BASED AWARDS

The following table includes plan-based awards made to Named Executive Officers in 2006. Other than stock option awards, there were no awards granted under Equity Incentive Plans in 2006, and as a result the table below does not contain columns reflecting stock awards or estimated future payouts under Equity Incentive Plans.

					All Other
					Option
					Awards:	Exercise
	Estimated Future Payouts				Number of	or Base
	Under Non-Equity				Securities	Price of	Grant
	Incentive Plan Awards(1)				Underlying	Option	Date Fair
		Threshold	Target	Maximum	Options	Awards	Value
Name	Grant Date	($)	($)	($)	(#)	($/Share)(2)	($)/Share

Douglas W. Stotlar Stock Option Award	1/22/2006				55,000	55.20	16.9194
Annual Performance Bonus	1/22/2006	—	675,012	1,350,024
2006-2008 Long-term Incentive Plan Award	1/22/2006	675,012	1,350,024	2,700,048
Kevin C. Schick Stock Option Award	1/22/2006				16,000	55.20	16.9194
Annual Performance Bonus	1/22/2006	—	262,509	525,018
2006-2008 Long-term Incentive Plan Award	1/22/2006	196,882	393,764	787,527
Robert L. Bianco Stock Option Award	1/22/2006				8,700	55.20	16.9194
Annual Performance Bonus	1/22/2006	—	216,247	432,494
2006-2008 Long-term Incentive Plan Award	1/22/2006	112,629	225,258	450,515
John G. Labrie Stock Option Award	1/22/2006				8,700	55.20	16.9194
Annual Performance Bonus	1/22/2006	—	204,766	409,531
2006-2008 Long-term Incentive Plan Award	1/22/2006	106,649	213,298	426,595
David S. McClimon Stock Option Award	1/22/2006				18,400	55.20	16.9194
Annual Performance Bonus	1/22/2006	—	314,067	628,134
2006-2008 Long-term Incentive Plan Award	1/22/2006	235,550	471,101	942,201

(1)	The terms of these awards (including, in the case of 2006 annual performance bonuses, the payouts actually received by the Named Executive Officers) are discussed in the Compensation Discussion and Analysis on pages 24 through 30.

(2)	The terms of the Company’s annual stock option grants are discussed in the Compensation Discussion and Analysis on page 27. The Compensation Committee approved these option awards at a meeting on Sunday, January 22, 2006; as a result, the fair market value on the date of grant was the closing price on January 20, the last preceding trading day.

The amounts shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table reflect the annual performance bonuses earned in 2006 under the Company’s short-term incentive plan, and payouts earned during the 2004 - 2006 award cycle under the Value Management Plan, the Company’s long-term incentive compensation plan. The applicable performance goals and levels of achievement underlying these payouts are discussed in the Compensation Discussion and Analysis on pages 24 through 30.

The amounts shown in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards Table reflect the amounts payable at threshold, target and maximum achievement levels for the 2006 annual performance bonuses and for the Value Management Plan awards for the 2006 - 2008 award cycle. The performance goals applicable to the Value Management Plan awards are discussed in the Compensation Discussion and Analysis on page 30.

The option awards listed in the Grants of Plan-Based Awards table have a term of ten years and vest in three equal installments, on January 1 of 2007, 2008 and 2009. Any unvested portion of the option awards vest on death or disability, retirement at age 65 or on achieving “rule of 85” (combined age and years of service equal to 85 or more) or upon a change in control of the Company.

V.  OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

The following table identifies the exercisable and unexercisable option awards and unvested stock awards for each of the Named Executives as of December 31, 2006. All stock options were granted ten years prior to the expiration date listed in the table.

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive Plan
			Equity					Plan Awards:	Awards:
			Incentive					Number of	Market or
			Plan Awards:				Market	Unearned	Payout Value
	Number of	Number of	Number of			Number of	Value of	Shares,	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Units or	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock that	Stock that	Rights	Rights that
	Options(#)	Options(#)	Unearned	Exercise	Expiration	have not	have not	that have	have not
Name	Exercisable	Unexercisable	Options(#)	Price($)	Date	Vested(#)	Vested($)(1)	not Vested(#)	Vested($)
Douglas W. Stotlar	—	55,000	—	55.2000	1/22/2016	30,000	1,321,200	—	—
	26,557	53,116	—	43.9300	4/25/2015	15,794	695,568	—	—
	13,333	26,667	—	49.1100	12/17/2014	—	—	—	—
	6,750	6,750	—	32.9600	12/15/2013	—	—	—	—
	12,000	4,000	—	31.3800	12/2/2012	—	—	—	—
	17,000	—	—	25.1100	12/4/2011	—	—	—	—
	9,500	—	—	27.0625	12/8/2010	—	—	—	—
Kevin C. Schick	—	16,000	—	55.2000	1/22/2016	—	—	—	—
	3,833	7,667	—	46.7900	4/1/2015	—	—	—	—
	1,333	2,667	—	46.0200	1/24/2015	—	—	—	—
	2,800	2,800	—	32.9600	12/15/2013	—	—	—	—
	5,250	1,750	—	31.3800	12/2/2012	—	—	—	—
	2,100	—	—	25.1100	12/4/2011	—	—	—	—
	3,000	—	—	30.7500	12/8/2009	—	—	—	—
	5,500	—	—	36.5625	12/9/2008	—	—	—	—
	2,000	—	—	43.0625	6/30/2008	—	—	—	—
	4,000	—	—	32.2500	7/1/2007	—	—	—	—
Robert L. Bianco	—	8,700	—	55.2000	1/22/2016	—	—	—	—
	2,666	5,334	—	46.0200	1/24/2015	—	—	—	—
	2,375	4,750	—	32.9600	12/15/2013	—	—	—	—
	3,000	3,000	—	31.3800	12/2/2012	—	—	—	—
	5,000	—	—	25.1100	12/4/2011	—	—	—	—
John G. Labrie	—	8,700	—	55.2000	1/22/2016	—	—	—	—
	5,000	10,000	—	46.0200	1/24/2015	—	—	—	—
	2,375	4,750	—	32.9600	12/15/2013	—	—	—	—
	3,500	3,500	—	31.3800	12/2/2012	—	—	—	—
	1,300	—	—	25.1100	12/4/2011	—	—	—	—
	1,250	—	—	43.0625	6/30/2008	—	—	—	—
David S. McClimon	—	18,400	—	55.2000	1/22/2016	—	—	—	—
	4,999	10,001	—	44.9000	6/3/2015	—	—	—	—
	2,800	5,600	—	46.0200	1/24/2015	—	—	—	—
	5,250	5,250	—	32.9600	12/15/2013	—	—	—	—
	7,500	2,500	—	28.3000	6/16/2013	—	—	—	—
	3,500	3,500	—	31.3800	12/2/2012	—	—	—	—
	4,250	—	—	25.1100	12/4/2011	—	—	—	—

(1) Based on the closing price on December 31, 2006 of $44.04.

VI.  2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares
	Acquired on	Exercised	Acquired on Vesting	Value Realized on
Name	Exercise (#)	($)	(#)	Vesting ($)(3)

Douglas W. Stotlar(1)	—	—	17,896	992,390
Kevin C. Schick	—	—	—	—
Robert L. Bianco(2)	—	—	10,000	558,900
John G. Labrie	—	—	—	—
David S. McClimon	—	—	—	—

(1)	10,000 shares of restricted stock vested on January 1, 2006 at $55.89 (the closing price on December 30, 2005). The grant of these restricted shares was made on December 2, 2002, and provided for time-based vesting of all shares on January 1, 2006. In addition, 7,896 shares of restricted stock vested on April 25, 2006 at $54.90 (the closing price on April 25, 2006). These shares are part of a restricted stock award of 23,690 shares made on April 25, 2005, which vest in three annual installments on April 25 of 2006, 2007 and 2008.

(2)	10,000 shares of restricted stock vested on January 1, 2006 at $55.89 (the closing price on December 30, 2005). The grant of these restricted shares was made on December 2, 2002, and provided for time-based vesting of all shares on January 1, 2006.

(3)	Dividends on restricted shares were paid currently and are reported in the Summary Compensation Table on page 40.

VII.  2006 PENSION BENEFITS

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)(1)	($)(2)	($)(3)

Douglas W. Stotlar	Con-way Pension Plan	20.9167	236,429	—
	Con-way Supplemental Excess Retirement Plans	20.9167	544,071	—
Kevin C. Schick	Con-way Pension Plan	22.9167	419,854	—
	Con-way Supplemental Excess Retirement Plans	22.9167	374,085	—
Robert L. Bianco	Con-way Pension Plan	17.0000	134,724	—
	Con-way Supplemental Excess Retirement Plans	17.0000	148,460	—
John G. Labrie	Con-way Pension Plan	16.0000	111,665	—
	Con-way Supplemental Excess Retirement Plans	16.0000	109,621	—
David S. McClimon	Con-way Pension Plan	22.9167	349,826	—
	Con-way Supplemental Excess Retirement Plans	22.9167	561,389	—

(1)	Years of credited service are through the pension plan measurement date of November 30, 2006 for both the Pension Plan and the Supplemental Excess Retirement Plans. Prior to 1988, new employees were eligible to join the Con-way Pension Plan on January 1 of the year following the year in which they joined the Company. As a result, Mr. Stotlar’s years of credited service is approximately 10 months less than his years of actual service; Mr. Schick’s years of credited service is approximately 9 months less than his years of actual service; and Mr. McClimon’s years of credited service is approximately 8 months less than his years of actual service.

(2)	Actuarial present value of accumulated plan benefit based on current compensation and computed as of the November 30, 2006 pension plan measurement date. Assumptions include retirement at normal retirement age of 65; FAS disclosure rate of 5.85%; and the current RP 2000 mortality table.

(3)	Plan participants are not entitled to receive benefit payments while still employed by the Company.

The Company maintains the following qualified and non-qualified pension plans:

•	the Con-way Pension Plan, a tax-qualified defined benefit pension plan; and

•	the Con-way Supplemental Excess Retirement Plan and the Con-way 2005 Supplemental Excess Retirement Plan, each a nonqualified excess benefit plan.

The Company also maintains a 401(k)/employee stock ownership plan known as the Con-way Retirement Savings Plan and a non-qualified excess plan known as the Con-way Supplemental Retirement Savings Plan. The Company makes contributions to these plans on behalf of the Named Executives, which are shown in the “All Other Compensation” column of the Summary Compensation Table that appears on page 40. However, because in 2006 the Company made certain changes to its benefit plans which put increased emphasis on the Con-way Retirement Savings Plan and led to the adoption of the Con-way Supplemental Retirement Savings Plan, we have included information regarding those plans below.

Con-way Pension Plan

The Con-way Pension Plan was implemented to assist all employees (not just executives) in preparing for retirement and has been an integral part of the Company’s general (as opposed to executive) compensation structure. The Con-way Pension Plan provides participants with a monthly retirement benefit based on “service time” (typically, how long the participant has been with the Company) and “eligible compensation” (typically, average salary and annual performance bonus for the five highest years during the last ten years before retirement).

The Company’s frequent practice of filling executive positions by promoting from within often results in relatively long service times for executives, thereby producing significant levels of benefits to executives under the Plan. Historically the Company has not considered these benefits as part of its annual executive compensation review because these plans are broad-based, ongoing plans with the same benefit formulas applicable to both executives and non-executive employees.

In 2006, the Company decided to make certain changes to its retirement benefit programs. The changes to the retirement benefit programs, which became effective January 1, 2007, include modifying the Con-way Pension Plan to limit participation to participants in the Plan as of December 31, 2006, to provide for no further accruals based on service time after December 31, 2006, and to allow benefits to continue to grow as a participant’s eligible compensation increases through December 31, 2016. Executives who were participants in the Con-way Pension Plan and Con-way Supplemental Excess Retirement Plans as of December 31, 2006 will continue to participate in those Plans, but other executives (including new executives who join the Company) will not participate.

Monthly retirement benefits under the Pension Plan are calculated by multiplying years of credited service by an amount equal to:

1.1 times average final compensation times years of credited service plus

0.3 times average final compensation in excess of Covered Compensation times years of credited service.

In addition, after an employee has completed 35 years of service, benefits for additional credited service earned are calculated based on 1.4 times average final compensation.

“Covered Compensation” is the average of the taxable wage base under Section 230 of the Social Security Act for each of the 35 years ending with the earlier of 2016 or the year in which the participant attains Social Security retirement age.

The monthly retirement benefit determined using the formula above is for a life annuity for the life of the participant with full monthly payments continued to a designated beneficiary for the remainder of the first 60 monthly payments if the participant dies before 60 monthly payments have been made. Participants may choose other forms of payment, but regardless of the form chosen, the value of the retirement benefit is the actuarial equivalent of the form of payment described in the preceding sentence.

The other forms of payment include: a single life annuity for the life of the participant; a life annuity for the life of the participant with half monthly payments continued to a contingent annuitant; a life annuity for the life of the participant with full monthly payments continued to a contingent annuitant; and a life annuity for the life of the participant with full payments continued to a designated beneficiary for the remainder of the first 120 payments if the participant dies before 120 payments have been made.

Plan participants who meet certain eligibility criteria may elect to retire and/or begin receiving benefits prior to age 65. The plan provides early retirement subsidies to plan participants under certain circumstances. For example, participants whose combined age and years of credited service equals or exceed 85, and participants who have reached age 62 and have at least 20 years of credited service, are eligible to retire early with an unreduced retirement benefit.

The Con-way Inc. Pension Plan is a funded plan. The Company funds the Plan through irrevocable contributions to a master trust maintained by an independent third party trustee. Contributions to the trust are invested by a group of professional investment managers. Although ERISA imposes minimum funding requirements on companies sponsoring defined benefit pension plans, the Company is responsible for all accrued unpaid benefits under the Plan, whether or not the assets in the master trust are sufficient to cover all liabilities. General creditors of the Company do not have any claim to assets in the master trust to satisfy the Company’s obligations to them.

Con-way Supplemental Excess Retirement Plans

Federal tax law limits the benefits available under defined benefit pension plans such as the Con-way Pension Plan. In 2006, federal tax law:

•	limited the amount of annual benefits that may be paid to a participant from the Pension Plan to $175,000; and

•	prohibited benefit accruals under the Plan for eligible compensation greater than $220,000 per year.

In addition, benefits do not accrue under the Retirement Plan on compensation deferred under the Company’s deferred compensation plan.

In establishing the Con-way Pension Plan, the Company’s goal was to provide all employees with retirement benefits based on the Pension Plan benefits formula described above, without regard to federal tax law limits. To accomplish this goal, the Company adopted the Supplemental Excess Retirement Plans. The Con-way Supplemental Excess Retirement Plan provides excess benefits for accrual periods through December 31, 2004, and the 2005 Con-way Supplemental Excess Retirement Plan provides excess benefits for accrual periods starting on January 1, 2005. All participants in the Con-way Pension Plan as of December 31, 2006 who are affected by the federal tax law limits described above also participate in these plans. Under the plans, a participant is entitled to receive retirement benefits determined in accordance with the Pension Plan benefits formula described above, offset by all benefits that the participant is entitled to receive under the Pension Plan (which reflect the federal tax law limits).

The Supplemental Excess Retirement Plans are not funded plans. However, the Company has contributed assets to a grantor trust intended to cover the Company’s liabilities under the plan and the Company’s deferred compensation plan. Unlike assets placed in the Pension Plan trust, assets placed in the grantor trust are subject to the claims of general creditors of the Company for amounts that the Company owes them.

Con-way Retirement Savings Plan

At the same time that the Company made the changes described above, the Company also increased benefits available under the Con-way Retirement Savings Plan and adopted a new Con-way Supplemental Retirement Savings Plan.

The Con-way Retirement Savings Plan is a 401(k)/employee stock ownership plan that was implemented to assist all employees (not just executives) in preparing for retirement. Prior to August 2006, the plan was known as the Con-way Inc. Thrift and Stock Plan. The Con-way Retirement Savings Plan allows participants to contribute pre-tax earnings to the plan. Participants choose from among a number of investment options in which to invest their contributions, as well as contributions made by the Company on their behalf.

Prior to 2007, the Company’s contributions to the plan consisted of a matching contribution only. For each Dollar contributed by a participant, the Company would make a matching contribution of $0.50, up to a maximum matching contribution equal to 50% of the first 3% of a participant’s eligible compensation. The Company’s matching contributions were made in the form of Company common stock and Series B preferred stock.

Effective January 1, 2007, the Company began making the following contributions to the plan:

•	A matching Company contribution of up to 50% of the first 6% of a participant’s eligible compensation. This contribution is made quarterly on behalf of all employees who make elective deferrals under the plan and vests after the employee has participated in the plan for two years. The Company makes the matching contribution in the form of Company common stock, Series B preferred stock, cash, or some combination of the three.

•	A basic Company contribution equal to 3, 4 or 5% of salary or wages, depending on a participant’s years of service. This contribution is made quarterly on behalf of all eligible employees with more than six months of service and vests immediately. Participants who start out with a 3 or 4% contribution percentage can reach higher contribution levels (up to a maximum of 5%) with increased service time.

•	A transition Company contribution equal to 1, 2 or 3% of salary or wages, depending on a participant’s age and years of service. This contribution is made quarterly on behalf of all eligible employees whose combined age and years of service as of December 1, 2006 was at least 50 and who had at least five years of service. The contribution vests immediately. Participants who start out with a 1 or 2% contribution percentage cannot reach higher contribution levels with increased age and service time.

Con-way Supplemental Retirement Savings Plan

Federal tax law limits the benefits available under 401(k) plans such as the Con-way Retirement Savings Plan. For 2006, federal tax law:

•	limited the amount of total annual contributions to a 401(k) plan to $44,000; and

•	did not permit contributions under the plan to the extent a participant’s eligible compensation exceeded $220,000 per year.

The Company established the Con-way Supplemental Retirement Savings Plan effective January 1, 2007 to provide benefits to the extent that employee contributions, together with the Company’s basic,

transition and matching contributions, exceed the limits applicable to the Retirement Savings Plan. All participants in the Con-way Retirement Savings Plan who are subject to these limits are automatically enrolled in the Con-way Supplemental Retirement Savings Plan.

The Con-way Supplemental Retirement Savings Plan is not a funded plan. However, the Company has contributed assets to a grantor trust intended to cover the Company’s liabilities under the plan. Unlike assets placed in the Pension Plan trust, assets placed in the grantor trust are subject to the claims of general creditors of the Company for amounts that the Company owes them.

VIII.  2006 NONQUALIFIED DEFERRED COMPENSATION

				Aggregate	Aggregate
	Executive	Company	Aggregate	Withdrawals/	Balance
	Contributions in	Contributions in	Earnings in	Distributions	December 31,
Name	2006 ($)(1)	2006 ($)(2)	2006 ($)(3)	($)(4)	2006 ($)(5)

Douglas W. Stotlar	—	—	(26,174)	—	704,044
Kevin C. Schick	—	—	28,564	—	375,088
Robert L. Bianco	54,490	—	16,835	(13,823)	233,535
John G. Labrie	48,610	—	(8,002)	—	134,870
David S. McClimon	—	—	7,553	(27,646)	99,174

(1)	For Mr. Bianco, includes $35,000 deferral of 2006 base salary shown in Summary Compensation Table on page 40. Other amounts shown in column were earned in prior years but deferred in 2006.

(2)	The Company does not make contributions to deferred compensation accounts on behalf of the Name Executive Officers.

(3)	For Messrs. Schick, Bianco, and McClimon, reflects amounts credited to deferred compensation account balances based on the Bank of America prime rate. For Messrs. Stotlar and Labrie, reflects a combination of the change in value of Phantom Stock Units (“PSUs”), dividend equivalents on PSUs, and amounts credited to the non-PSU portion of deferred compensation account balances at the Bank of America prime rate.

(4)	Reflects amounts deferred in 2001 as to which Named Executives elected a 2006 pre-retirement distribution at the time of deferral.

(5)	Includes 5,408.107 PSUs for Mr. Stotlar and 1,854.731 PSUs for Mr. Labrie, valued at $44.04, the closing price of the Company’s common stock on December 29, 2006.

The Company maintains a deferred compensation plan for eligible highly compensated employees. Only employees at director level and above with annual base salaries of at least $125,000 are eligible to participate. Each year the Compensation Committee approves the list of employees who meet the eligibility criteria.

A participant in the Company’s deferred compensation program may elect to defer base salary, annual performance bonus and/or Value Management Plan awards. For each type of compensation deferred, the participant cannot elect to defer less than $2,000 or more than 90%. The Company does not contribute to the deferred compensation plan on behalf of participants.

Once a year participants may elect to convert all or a part of their deferred compensation account balances into “phantom stock units.” Elections made to convert into phantom stock units are irrevocable, so executives maintain their investments in the phantom stock units until they leave the Company at retirement or upon termination of employment. These elections are made in December or January and are approved by the Compensation Committee in January, with the actual conversion taking place on February 1. Each participant who makes the election is credited with a number of phantom stock units determined by dividing the amount converted by the closing price of the Company’s common stock on February 1. All phantom stock units are credited with a return based on the performance of the Company’s common stock, including dividends paid on the common stock.

For deferrals made for plan years after 2006, participants must select one or more funds from a specified group of available funds. Each participant’s account balance for that plan year (excluding any portion converted into phantom stock units) will fluctuate based on the performance of the funds selected by the participant. Deferred compensation account balances for years prior to 2007 will be credited with returns based on the Bank of America Prime Rate, unless the participant elects to have some or all of the account balances fluctuate based on the performance of the funds selected by the participant. The Compensation Committee in its discretion may select a different rate of return to apply to pre-2007 balances in the future.

A participant may elect to defer compensation for a specified period of time (but not less than 5 years) or until retirement. A participant who defers compensation until retirement may elect to receive his or her account balance in a lump sum at retirement or in quarterly installments over a period of 5 or 10 years. A participant may also elect between a lump sum and installments if the participant’s employment is terminated before retirement. However, regardless of any such election, if a participant’s employment is terminated within one year after a change in control, the account balance is paid to the participant in a lump sum. Returns are credited to the participant’s account balance until it has been paid in full, whether in a lump sum at retirement or on termination or in installments following retirement or termination.

IX.  OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The table below, and the accompanying footnotes, show the payments that each of the Named Executives would have been entitled to receive had his employment been terminated as of December 31, 2006 as a result of a “severance qualifying” termination in connection with a change in control. The Company’s change in control program is discussed in the narrative following the table.

Executive Benefits and Payments Upon Change in Control

	Stotlar	Schick	Bianco	Labrie	McClimon
Compensation	($)	($)	($)(1)	($)(1)	($)

Base Salary	2,025,036	1,050,036	720,824	682,552	1,256,268
Short-term incentive	2,025,036	787,527	432,494	409,531	942,201
Long-term incentive	—	—	—	—	—
Stock Options/Restricted Stock Unvested and accelerated(2)	2,148,041	53,179	90,610	96,940	141,830
Benefits and Perquisites Continued Medical, Dental, Vision Coverage(3)	40,902	40,902	27,492	27,268	46,248
Continued Life, Disability, and AD&D Coverage(4)	11,592	8,557	4,882	4,620	9,016
Accrued Vacation Pay(5)	109,565	57,319	26,009	41,654	57,982
Outplacement Services(6)	10,000	10,000	10,000	10,000	10,000
280G Tax Gross-up	2,189,711	—	—	—	—

Total	8,559,883	2,007,520	1,312,311	1,272,565	2,463,545

(1)	As of December 31, 2006, Messrs. Bianco and Labrie were parties to severance agreements with the Company that entitled them to receive lump sum payments equal to two times annual base salary and target annual performance bonus and two years of continued benefits upon a “severance qualifying” termination of employment in connection with a change in control. Upon their promotions to Senior Vice President in early 2007, Messrs. Bianco and Labrie entered into new severance agreements with the Company entitling them to three times annual base salary and target performance bonus and three years of continued benefits upon such a termination of employment.

(2)	Equals the value of “in the money” stock options and shares of restricted stock that vest in each case based on $44.04 per share, the closing price of the Company’s common stock on December 29, 2006 (the last trading day of 2006): Mr. Stotlar, 145,533 stock options and 45,794 shares of restricted stock; Mr. Schick, 30,884 stock options and 0 shares of restricted stock; Mr. Bianco, 21,784 stock options and 0 shares of restricted stock; Mr. Labrie, 26,950 stock options and 0 shares of restricted stock; and Mr. McClimon, 45,251 stock options and 0 shares of restricted stock.

(3)	Equals the estimated cost of providing continued medical, dental and vision coverage to the Named Executive and his dependants for three years, in the case of Messrs. Stotlar, Schick and McClimon, and for two years, in the case of Messrs. Bianco and Labrie.

(4)	Equals the estimated cost of providing continued life, disability and accidental death or dismemberment coverage to the Named Executive and his dependants for three years, in the case of Messrs. Stotlar, Schick and McClimon, and for two years, in the case of Messrs. Bianco and Labrie.

(5)	Equals payment for the accrued vacation pay, as follows: Mr. Stotlar, 42.2 days; Mr. Schick, 42.6 days; Mr. Bianco, 18.8 days; Mr. Labrie, 31.7 days; and Mr. McClimon, 36.0 days.

(6)	Equals estimated cost of outplacement services.

The Company maintains a program to provide severance benefits to executives if their employment is terminated following a “change in control.” In general, a change in control occurs if:

•	25% of the Company’s voting securities are acquired by an outsider.

•	Members of the Board serving as of January 1, 2006 cease to constitute a majority of Directors.

•	The Company merges with or is consolidated into another company.

•	The Company is liquidated or there is a disposition of more than 75% of the Company’s assets.

A change in control also occurs if the Company disposes of a business unit, but only as to executives employed by that business unit, unless the transaction also constitutes a sale of more than 75% of the Company’s assets.

Each of the change in control events described above is subject to various qualifications, exceptions and limitations, and we refer you to the Company’s 2006 Equity and Incentive Plan for more details. The Plan is attached as Appendix B to the Company’s 2006 Proxy Statement, which can be found on the Company’s website, www.con-way.com, under the heading “Investor Relations, Annual Report, Proxy and Other SEC Filings.”

For executives to be entitled to receive severance benefits, there must occur both a change in control and a termination of employment, a so-called “double trigger.” In general, the termination of employment must occur within a specified period of time after the change in control occurs. For the Named Executives and approximately 10 other senior executives, the termination must occur within two years after the change in control. For the other approximately 40 executive officers entitled to receive severance benefits, the termination must occur within one year after the change in control.

A termination of employment can be actual or constructive. A constructive termination occurs if the executive terminates his or her employment for “good reason” “Good reason” is defined in the severance documents and generally exists when an executive’s duties, compensation or place of employment are changed so drastically that the executive is no longer viewed as having the same job.

All of the Named Executives have entered into individual severance agreements with the Company. The forms of these agreements are attached to the Company’s Report on Form 8-K that was filed with the SEC on December 6, 2005. This 8-K can be found on the Company’s website, www.con-way.com, under the heading “Investor Relations, Annual Report, Proxy and Other SEC Filings.”

If a change in control and termination of employment occurs, each of the Named Executives is entitled to receive:

–	Lump Sum Payment: a lump sum severance payment equal to three years annual base salary and target annual performance bonus.

–	Health and Dental Benefits: Continued health benefits for the executive and his or her dependents for a period of three years

–	Life, Disability and Accident Benefits: Continued life, disability and accident benefits for the executive and his or her dependents for a period of three years.

–	Outplacement Services: Outplacement services determined by the Company to be suitable to the executive’s position.

However, if a change in control and termination of employment had occurred on December 31, 2006, Messrs. Bianco and Labrie would have been entitled to somewhat lesser severance benefits (see footnote (1) to “Executive Benefits and Payments Upon Change in Control” table on page 49).

The federal tax law imposes a 20% excise tax on change-in-control payments that are considered excessive (so-called “excess parachute payments”). In general, the excise tax applies if the change-in-control payments equal or exceed three times the average of the executive’s compensation during the five calendar years before the year in which the change in control occurs. The Company’s individual severance agreements provide for executives to receive a tax “gross-up” so that the executive receives not only the severance benefits called for in the severance agreements but also an additional amount to place the executive in the same position as if the excess tax did not apply. Currently the Named Executives and approximately 10 other senior executives have individual severance agreements and are eligible to receive the tax gross-up.

In addition to severance payments and benefits available under the Company’s change in control program, the Named Executives may be entitled to payments under other executive compensation programs. If the termination of employment in connection with a change in control occurred on December 31, 2006, each of the Named Executives would also be entitled to receive his 2006 annual performance bonus and his 2004 - 2006 Value Management Plan award, since the performance periods applicable to those awards would have been completed. In addition, the Value Management Plan provides that upon a Change in Control participants are entitled to a payout for all outstanding award cycles based on performance through the end of the month preceding the date of the change in control. However, for the 2005 - 2007 and 2006 - 2008 cycles, this performance would not have resulted in any payouts being made to the Named Executives.

In the case of any termination of employment (whether voluntary, involuntary not for cause, involuntary for cause, or upon death, disability or a change in control, and whether or not on December 31, 2006), each of the Named Executives would be entitled to: (i) his deferred compensation account balance shown in the 2006 Nonqualified Deferred Compensation Table on page 48, to be payable as provided in the distribution elections made by the Named Executive or, notwithstanding those elections, in a lump sum if his employment is terminated within one year following a change in control; and (ii) his accrued pension benefit shown in the 2006 Pension Benefits table on page 44, to be payable in accordance with the terms of the Con-way Pension Plan and Supplemental Excess Retirement Plans. As an employee who had attained age 55 and at least 10 years of credited service as of December 31, 2006, Mr. Schick would have been eligible to begin receiving monthly benefit payments under the Con-way Pension Plan and under the Con-way Supplemental Retirement Plans starting on January 1, 2007. He also would have been eligible to participate in the Company’s retiree medical program, under which the Company subsidizes a part of the cost and the Named Executive pays the balance of the cost. Each of the other Named Executives is eligible to participate in this program upon retirement after reaching age 55.

In the case of any termination of employment (other than a termination for cause), each of the Named Executives would be entitled to his vested stock awards shown in the Outstanding Equity Awards at 2006 Fiscal Year-End table on page 43. In addition, all unvested stock options and unvested restricted stock shown in that table would vest if the termination resulted from death, disability or a change in control. Executives who are terminated for cause forfeit all vested and unvested stock options and stock awards and all unearned bonus and long-term incentive compensation payments.

As discussed on page 32 under “Involuntary Not-for-Cause Termination” the Company may, in its discretion, enter into a severance agreement with an executive who is being involuntarily terminated other than for cause. However, since the terms of these agreements vary, and are subject to approval by the Chief Executive Officer (or, if the severance agreement is with the Chief Executive Officer or a Senior Vice President, by the Board of Directors), we are unable to disclose the payments, if any, that might be received by a departing Named Executive.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Compensation Committee are all independent directors of the Company and have no other relationships with the Company and its subsidiaries.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors provides assistance to the Board in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company. Among other things, the Audit Committee reviews and discusses with management and with the Company’s outside auditors the results of the year-end audit of the Company, including the audit report and audited financial statements.

All members of the Audit Committee are independent directors, qualified to serve on the Audit Committee pursuant to the requirements of the New York Stock Exchange. The Board of Directors has adopted a written charter of the Audit Committee, a current copy of which is available on the Company’s website at www.con-way.com under the headings “Investor Relations/Corporate Governance.”

In connection with its review of the audited financial statements of the Company for the fiscal year ended December 31, 2006, the Audit Committee reviewed and discussed the audited financial statements with management, and discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by the statement on Accounting Standards No. 61, as amended (AICPA, Professional Standards, Vol. I, AU 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed with KPMG LLP their independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

John J. Anton	William J. Schroeder
Margaret G. Gill	Robert P. Wayman
John C. Pope, Chairman

RATIFICATION OF AUDITORS

At last year’s annual meeting, shareholders approved the appointment of KPMG LLP as independent public accountants to audit the consolidated financial statements of the Company for the year ended December 31, 2006. The Board recommends that shareholders vote in favor of ratifying the reappointment of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2007. A representative of the firm will be present at the Annual Meeting of Shareholders with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders. The Company has been informed by KPMG LLP that neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in the Company or its affiliates.

Fees

During the Company’s fiscal years ended December 31, 2005 and December 31, 2006, the Company was billed the following aggregate fees by KPMG LLP.

Audit Fees.  The aggregate fees billed by KPMG LLP to the Company for professional services for the audit of the Company’s annual financial statements for the fiscal year, for reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal year, and for services provided by KPMG LLP in connection with statutory or regulatory filings for the fiscal year, were $1,653,440 for the fiscal year ended 2005 and $1,713,019 for the fiscal year ended 2006.

Audit-related Fees.  The aggregate fees billed by KPMG LLP to the Company for assurance and related services were $258,329 for the fiscal year ended 2005 and $68,900 for the fiscal year ended 2006. These fees were for the audit of employee benefit plans, consultation related to the application of new accounting standards and certain other audit-related services.

Tax Fees.  The aggregate fees billed by KPMG LLP to the Company for professional services rendered for tax compliance, tax advice and tax planning were $184,288 for the fiscal year ended 2005 and $253,837 for the fiscal year ended 2006. Of the 2006 fees, $198,308 was for tax compliance and preparation, and $55,529 was for tax consulting and advice.

All Other Fees.  No fees were billed by KPMG LLP to the Company for products and services rendered for fiscal year 2006, other than the Audit Fees, Audit-related Fees, and Tax Fees described in the preceding three paragraphs. The aggregate fees billed by KPMG LLP to the Company, other than Audit Fees, Audit-related Fees and Tax Fees described in the preceding three paragraphs, was $24,100 for the fiscal year ended 2005. The 2005 fees were for procedures performed in connection with executive benefit plans.

All of the services performed by KPMG LLP during 2005 were pre-approved by the Audit Committee of the Company’s Board of Directors, which concluded that the provision of the non-audit services described above is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

Prior to retaining KPMG LLP to provide services in any fiscal year, the Audit Committee first reviews and approves KPMG’s fee proposal and engagement letter. In the fee proposal, each category of services (Audit, Audit Related, Tax and All Other) is broken down into subcategories that describe the nature of the services to be rendered, and the fees for such services. For 2006, the Audit Committee also approved nominal additional fees (beyond those included in the KPMG fee proposal) for services in a limited number of subcategories, based on the Company’s experience regarding the unanticipated need for such services during the year. The Company’s pre-approval policy provides that the Audit Committee must specifically pre-approve any engagement of KPMG for services outside the scope of the fee proposal and engagement letter.

PRINCIPAL SHAREHOLDERS

According to information furnished to the Company as of February 15, 2007, the only persons known to the Company to own beneficially an interest in excess of 5% of the shares of Common Stock are set forth below. Such information is as reported in the most recent Schedule 13G or Schedule 13F filed by each such person with the Securities and Exchange Commission.

	Amount and
	Nature of		Percent of
Names and Addresses	Beneficial Ownership		Class

AMVESCAP PLC	4,804,191 Common	(1)	10.20%
30 Finsbury Square London EC2A 1AG England
FMR Corp.	2,588,906 Common	(2)	5.5%
82 Devonshire Street Boston, MA 02109
Hotchkis and Wiley Capital Management, LLC	3,712,872 Common	(3)	7.9%
725 South Figueroa Street, 39th Floor Los Angeles, CA 90017
The TCW Group, Inc.	3,564,039 Common	(4)	7.6%
865 South Figueroa Street Los Angeles, CA 90017

(1)	AMVESCAP PLC and its subsidiaries AIM Advisors, Inc., AIM Funds Management, Inc., PowerShares Capital Management LLC and INVESCO GT Management S.A. have, in the aggregate, sole voting power over 4,804,191 shares, shared voting power over 0 shares, sole dispositive power over 4,804,191 shares and shared dispositive power over 0 shares.

(2)	FMR Corp., and its direct and indirect subsidiaries have, in the aggregate, sole voting power over 135,606 shares, shared voting power over 0 shares, sole dispositive power over 2,588,906 shares and shared dispositive power over 0 shares.

(3)	Hotchkis and Wiley Capital Management, LLC has sole voting power over 3,260,772 shares, shared voting power over 0 shares, sole dispositive power over 3,712,872 shares and shared dispositive power over 0 shares.

(4)	The TCW Group, Inc. and its direct and indirect subsidiaries have, in the aggregate, sole voting power over 0 shares, shared voting power over 3,017,629 shares, sole dispositive power over 0 shares and shared dispositive power over 3,564,039 shares.

COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

The Company believes that, during 2006, its executive officers and directors have complied with all filing requirements under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except for the late filing of the following Forms 4: a Form 4 reporting the acquisition by Mr. Stotlar of dividends on phantom stock units under the Company’s deferred compensation plan, Forms 4 reporting the annual grants of restricted stock to Mrs. Gill, Admiral Mauz and Messrs. Corbin, Jaunich and Wayman following their re-election to the Board of Directors in April 2006, and a Form 4 reporting a transition grant of restricted stock to Dr. Kennedy in April 2006.

CONFIDENTIAL VOTING

Under the confidential voting policy adopted by the Board of Directors, all proxies, ballots, and voting materials that identify the votes of specific shareholders will be kept confidential from the Company except as may be required by law or to assist in the pursuit or defense of claims or judicial actions and except in the event of a contested proxy solicitation. In addition, comments written on proxies, ballots, or other voting materials, together with the name and address of the commenting shareholder, will be made available to the Company without reference to the vote of the shareholder, except where such vote is included in the comment or disclosure is necessary to understand the comment. Certain vote tabulation information may also be made available to the Company, provided that the Company is unable to determine how any particular shareholder voted.

Access to proxies, ballots, and other shareholder voting records will be limited to inspectors of election who are not employees of the Company and to certain Company employees and agents engaged in the receipt, count, and tabulation of proxies.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Con-way Inc., at 2855 Campus Drive, Suite 300, San Mateo, California 94403, and must be received by November 10, 2007. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by January 18, 2008. The Company’s Bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than January 18, 2008 and not earlier than December 19, 2007.

OTHER MATTERS

The Company will furnish to interested shareholders, free of charge, a copy of its 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The report will be available for mailing after March 15, 2007. Please direct your written request to the Corporate Secretary, Con-way Inc., 2855 Campus Drive, Suite 300, San Mateo, California 94403.

Your Board knows of no other matters to be presented at the meeting. If any other matters come before the meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

The expense of proxy solicitation will be borne by the Company. The solicitation is being made by mail and may also be made by telephone, telegraph, facsimile, or personally by directors, officers, and regular employees of the Company who will receive no extra compensation for their services. In addition, the Company has engaged the services of Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies for a fee of $10,000, plus expenses. The Company will reimburse banks, brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of the Company’s voting stock.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD AS SOON AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

JENNIFER W. PILEGGI
Secretary

March 9, 2007

☐
▼    DETACH PROXY CARD HERE    ▼

Please Sign, Date and Return Promptly in the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.
The Board of Directors recommends a vote FOR the election of directors and FOR item 2 below.
1.	Election of five Class I directors for a three-year term.

FOR ALL	☐	WITHHOLD FOR ALL	☐	FOR, EXCEPT WITHHOLD FROM THE FOLLOWING NOMINEE(S)	☐

Nominees:	01-John J. Anton, 02-W. Keith Kennedy, Jr., 03-John C. Pope, 04-Douglas W. Stotlar, 05-Peter W. Stott
(Instructions: To withhold authority to vote for any individual nominee, mark the “FOR, EXCEPT WITHHOLD FROM THE FOLLOWING
NOMINEE(S)” box and write that nominee’s name on the following blank line.)

	FOR	AGAINST	ABSTAIN
2. Ratify appointment of Independent Auditors	☐	☐	☐
The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

To change your address, please mark this box.	☐
Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Date Share Owner sign here	Co-Owner sign here

CON-WAY INC.
This Proxy is Solicited on Behalf of the Board of Directors of Con-way Inc.
The undersigned appoints M.G. GILL, W.J. SCHROEDER AND C.C. WHITE III and each of them, the proxies of the undersigned, with full power of substitution, to vote the stock of Con-way Inc., which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, April 17, 2007 at 9:00 A.M. at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, and at any adjournments or postponements thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR item 2 on the reverse side.
(PLEASE SIGN THIS CARD ON THE REVERSE SIDE)

To include any comments, please mark this box.	☐	CON-WAY INC. P.O. BOX 11019 NEW YORK, N.Y. 10203-0019

☐	▼ DETACH PROXY CARD HERE ▼

Please Sign, Date and Return Promptly in the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.
The Board of Directors recommends a vote FOR the election of directors and FOR item 2 below.

FOR	AGAINST	ABSTAIN

1. Election of five Class I directors for a three-year term.

FOR ALL	☐	WITHHOLD FOR ALL	☐	FOR, EXCEPT WITHHOLD FROM THE FOLLOWING NOMINEE(S)	☐

Nominees:	01-John J. Anton, 02-W. Keith Kennedy, Jr., 03-John C. Pope, 04-Douglas W. Stotlar, 05-Peter W. Stott
(Instructions: To withhold authority to vote for any individual nominee, mark the “FOR, EXCEPT WITHHOLD FROM THE FOLLOWING NOMINEE(S)” box and write that nominee’s name on the following blank line.)

2. Ratify appointment of Independent Auditors	☐	☐	☐

The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

To change your address, please mark this box.            ☐

Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Date Share Owner sign here	Co-Owner sign here

Dear Fellow Employee:	March 9, 2007
     Enclosed is proxy material for the Con-way Inc. Annual Meeting of Shareholders to be held on April 17, 2007. This material is being sent to you as a participant in the Con-way Inc. Retirement Savings Plan and includes (1) the Company’s 2007 Proxy Statement and 2006 Annual Report, (2) a card to instruct T. Rowe Price Trust Company, the Plan Trustee, as to how you wish the shares of Company stock credited to your account to be voted, (3) if you wish to instruct the Trustee to vote the preferred shares of Company stock credited to your account differently than the common shares, a direction form to instruct the Trustee as to how you wish to vote such preferred shares, and (4) an envelope to forward your instructions to The Bank of New York, the Company’s stock transfer agent.
     In order to vote the Company shares credited to your account, you must complete and return the enclosed instruction card giving the Trustee specific voting instructions for the common and preferred shares. If you wish, you may sign and return the card without giving specific voting instructions and the shares will be voted as recommended by the Con-way Inc. Board of Directors. The instruction card will direct the Trustee to vote both the common and preferred shares of Company stock credited to your account. If you wish to vote the preferred shares of stock differently than the common shares, you must also complete the preferred stock direction form and return it to The Bank of New York with the instruction card. Under the terms of the Plan, the Trustee votes the shares of each class of Company stock credited to your account for which it does not receive a signed instruction card on a timely basis in the same manner and proportion as the shares in such class of stock for which it does receive valid voting instructions on a timely basis.
     Your instruction card must be returned directly to The Bank of New York, the Company’s stock transfer agent. It will be treated confidentially by the transfer agent and the Trustee.
     The exercise of shareholder voting rights is a very important feature of the Plan because it allows you to participate directly in the affairs of the Company. We urge you to exercise your voting rights. In order for the Trustee to comply with your instructions, The Bank of New York must receive your completed instruction card no later than April 13, 2007.
Sincerely,
Jennifer W. Pleggi
Secretary

CON-WAY INC. RETIREMENT SAVINGS PLAN
Direction of Participant to Trustee of
Con-way Inc. Retirement Savings Plan
(Common Stock and Preferred Stock)
The undersigned hereby directs the Trustee of Con-way Inc. Retirement Savings Plan to vote all shares of Con-way Inc. common stock and preferred stock credited to the individual account of the undersigned under the Plan at the Annual Meeting of Shareholders of Con-way Inc. to be held on Tuesday, April 17, 2007 at 9:00 A.M. at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, and at any adjournments or postponements thereof. The Trustee is hereby directed to authorize the proxies to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to direct the Trustee to vote in accordance with the Board of Directors’ recommendations.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR item 2 on the reverse side.
(PLEASE SIGN THIS CARD ON THE REVERSE SIDE)

To include any comments, please mark this box.	☐	CON-WAY INC. P.O. BOX 11114 NEW YORK, N.Y. 10203-0114

☐
▼    DETACH PROXY CARD HERE    ▼

Please Sign, Date and Return Promptly in the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.
The Board of Directors recommends a vote FOR the election of directors and FOR item 2 below.
1.	Election of five Class I directors for a three-year term.

FOR ALL	☐	WITHHOLD FOR ALL	☐	FOR, EXCEPT WITHHOLD FROM THE FOLLOWING NOMINEE(S)	☐

Nominees:	01-John J. Anton, 02-W. Keith Kennedy, Jr., 03-John C. Pope, 04-Douglas W. Stotlar, 05-Peter W. Stott
(Instructions: To withhold authority to vote for any individual nominee, mark the “FOR, EXCEPT WITHHOLD FROM THE FOLLOWING
NOMINEE(S)” box and write that nominee’s name on the following blank line.)

	FOR	AGAINST	ABSTAIN
2. Ratify appointment of Independent Auditors	☐	☐	☐
The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

To change your address, please mark this box.	☐
Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Date Share Owner sign here	Co-Owner sign here

Dear Fellow Employee:	March 9, 2007
     Enclosed is proxy material for the Con-way Inc. Annual Meeting of Shareholders to be held on April 17, 2007. This material is being sent to you as a participant in the Con-way 401(k) Plan and includes (1) the Company’s 2007 Proxy Statement and 2006 Annual Report, (2) a card to instruct T. Rowe Price Trust Company, the Plan Trustee, as to how you wish the shares of Company stock credited to your account to be voted, (3) if you wish to instruct the Trustee to vote the preferred shares of Company stock credited to your account differently than the common shares, a direction form to instruct the Trustee as to how you wish to vote such preferred shares, and (4) an envelope to forward your instructions to The Bank of New York, the Company’s stock transfer agent.
     In order to vote the Company shares credited to your account, your must complete and return the enclosed instruction card giving the Trustee specific voting instructions for the common and preferred shares. If you wish, you may sign and return the card without giving specific voting instructions and the shares will be voted as recommended by the Con-way Inc. Board of Directors. The instruction card will direct the Trustee to vote both the common and preferred shares of Company stock credited to your account. If you wish to vote the preferred shares of stock differently than the common shares, you must also complete the preferred stock direction form and return it to The Bank of New York with the instruction card. Shares of each class of Company stock credited to your account for which the Trustee does not receive a signed instruction card on a timely basis will be voted in the manner determined by the Trustee.
     Your instruction card must be returned directly to The Bank of New York, the Company’s stock transfer agent. It will be treated confidentially by the transfer agent and the Trustee.
     The exercise of shareholder voting rights is a very important feature of the Plan because it allows you to participate directly in the affairs of the Company. We urge you to exercise your voting rights. In order for the Trustee to comply with your instructions, The Bank of New York must receive your completed instruction card no later than April 13, 2007.

Sincerely,

Jennifer W. Pleggi
Secretary

CON-WAY 401(K) PLAN
Direction of Participant to Trustee of
Con-way 401(k) Plan
(Common Stock and Preferred Stock)
The undersigned hereby directs the Trustee of Con-way 401(k) Plan to vote all shares of Con-way Inc. common stock and preferred stock credited to the individual account of the undersigned under the Plan at the Annual Meeting of Shareholders of Con-way Inc. to be held on Tuesday, April 17, 2007 at 9:00 A.M. at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, and at any adjournments or postponements thereof. The Trustee is hereby directed to authorize the proxies to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to direct the Trustee to vote in accordance with the Board of Directors’ recommendations.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR item 2 on the reverse side.
(PLEASE SIGN THIS CARD ON THE REVERSE SIDE)

To include any comments, please mark this box.	☐	CON-WAY INC. P.O. BOX 11048 NEW YORK, N.Y. 10203-0048

DIRECTION FORM (CON-WAY 401(K) PLAN)
SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
Direction to Trustee
(USE ONLY IF YOU WISH TO VOTE PREFERRED SHARES SEPARATELY)
The undersigned hereby directs the Trustee of the Con-way 401(k) Plan to vote all shares of Con-way Inc. preferred stock credited to the individual account of the undersigned under the Plan at the Annual Meeting of Shareholders of Con-way Inc. to be held on Tuesday, April 17, 2007 at 9:00 A.M. or at any adjournments or postponements thereof.
This direction cannot be voted unless it is properly signed and returned. If properly signed and returned, the Trustee will vote as directed by the undersigned or, if no choice is specified, the Trustee will vote FOR the election of directors and FOR item 2 below, as described in the accompanying proxy statement.
1.	Election of Five Class I directors for a three-year term.

Nominees: John J. Anton, W. Keith Kennedy, Jr., John C. Pope, Douglas W. Stotlar and Peter W. Stott.

☐ Vote FOR all nominees listed above; except vote withheld from the following nominees (if any):

	☐	Vote WITHHELD from all nominees.

2.		Ratify appointment of KPMG LLP as the Company’s auditors for the year 2007.

FOR ☐	AGAINST ☐	ABSTAIN ☐
The Trustee is hereby directed to authorize the proxies to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

, 2007

Signature of Participant

Name (Please Print)

Address (Please Print)

City State Zip Code

DIRECTION FORM (RSP)
SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
Direction to Trustee
(USE ONLY IF YOU WISH TO VOTE PREFERRED SHARES SEPARATELY)
The undersigned hereby directs the Trustee of the Con-way Inc. Retirement Savings Plan to vote all shares of Con-way Inc. preferred stock credited to the individual account of the undersigned under the Plan at the Annual Meeting of Shareholders of Con-way Inc. to be held on Tuesday, April 17, 2007 at 9:00 A.M. or at any adjournments or postponements thereof.
This direction cannot be voted unless it is properly signed and returned. If properly signed and returned, the Trustee will vote as directed by the undersigned or, if no choice is specified, the Trustee will vote FOR the election of directors and FOR item 2 below, as described in the accompanying proxy statement.
1.	Election of Five Class I directors for a three-year term.

Nominees: John J. Anton, W. Keith Kennedy, Jr., John C. Pope, Douglas W. Stotlar and Peter W. Stott.

☐ Vote FOR all nominees listed above; except vote withheld from the following nominees (if any):

☐ Vote WITHHELD from all nominees.

2.	Ratify appointment of KPMG LLP as the Company’s auditors for the year 2007.

FOR ☐	AGAINST ☐	ABSTAIN ☐
The Trustee is hereby directed to authorize the proxies to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

, 2007

Signature of Participant

Name (Please Print)

Address (Please Print)

City	State	Zip Code